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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

DEARBORN HOLDINGS CORPORATION

DEARBORN MERGER SUB, INC.

INFRASOURCE INCORPORATED

and

EXELON ENTERPRISES COMPANY, LLC

Dated as of June 17, 2003

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        THIS IS AN AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2003 (the "Agreement"), by and among DEARBORN HOLDINGS CORPORATION, a Delaware corporation ("Holdings"), DEARBORN MERGER SUB INC., a Delaware corporation ("Merger Sub"), INFRASOURCE INCORPORATED, a Delaware corporation (the "Company"), and EXELON ENTERPRISES COMPANY, LLC, a Pennsylvania limited liability company (the "Parent").

Background

        A.    Merger Sub is a wholly owned subsidiary of Holdings.

        B.    The Parent owns approximately 95.3% of the issued and outstanding Common Stock, par value $.0001 per share ("Company Common Stock"), of the Company.

        C.    The Boards of Directors of the Company and Merger Sub have each determined that it is in the best interests of their respective stockholders for Merger Sub to be merged with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement (the "Merger"). Following the Merger, the Company will be a wholly owned subsidiary of Holdings.

        D.    Prior to the Closing, the Parent, as partial consideration for one share of Preferred Stock, par value $.001 per share ("Company Preferred Stock") of the Company, will pay an amount equal to $4,100,000 to the Company, which amount will be available for distribution to the shareholders of the Company on proportionate basis.

        E.    Upon the terms and subject to the conditions of this Agreement, the Parent desires to set forth its agreement to vote for and consent to the Merger and the other transactions contemplated hereby with respect to the shares of Company Common Stock (and any other capital stock of the Company) owned by the Parent.

Terms

        THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements, and upon the terms and subject to the conditions hereinafter set forth, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and continue its existence under the laws of the State of Delaware.

        Section 1.2.    Effective Time.    Within three business days after the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VI of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Certificate of Merger will provide that the Merger will become effective immediately upon the filing of the Certificate of Merger with such Secretary of State in accordance with the DGCL. The time when the Merger becomes effective is hereinafter referred to as the "Effective Time."

        Section 1.3.    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided by the DGCL. Without limiting the foregoing, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4.    Certificate of Incorporation; Bylaws.

          (a)   The certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation"); provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to reflect that the name of the Company shall be the name of the Surviving Corporation. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

        Section 1.5.    Directors and Officers.

          (a)   The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

          (b)   The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

        Section 1.6.    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a)   Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.7(a)) and (ii) shares of Company Common Stock cancelled pursuant to Section 1.6(d)) shall be converted into and represent the right to receive an amount of cash, without interest, equal to the Per Share Merger Consideration (with such amount reduced by the amount of any required withholding taxes). The "Per Share Merger Consideration" shall be equal to an amount determined by dividing (A) the Merger Consideration by the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. The "Merger Consideration" shall be equal to $225,000,000.

          (b)   The share of Company Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into and represent the right to receive the Subordinated Promissory Note issued by Holdings in substantially the form attached hereto as Exhibit A (the "Note").

          (c)   Each share of capital stock of Merger Sub, par value $.001 per share, issued and outstanding immediately before the Effective Time shall be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock of the Surviving Corporation, par value $.0001 per share. From and after the Effective Time, each outstanding certificate theretofore representing shares of capital stock of Merger Sub shall be deemed for all purposes to evidence ownership and to represent the same number of shares of the same class and series of capital stock of the Surviving Corporation.

          (d)   Each share of capital stock of the Company held in the treasury of the Company or held by any subsidiary of the Company, and each share of capital stock of the Company held by Merger Sub immediately before the Effective Time, shall be cancelled and cease to exist, and no payment shall be made with respect thereto.

        Section 1.7.    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, at the Effective Time, any issued and outstanding shares of Company Common Stock ("Dissenting Shares") held by a Dissenting Stockholder (as defined below) shall not be converted into the Per Share Merger Consideration but shall be converted into or represent the right to receive only such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 and the other applicable provisions of the DGCL; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, loses or fails to perfect his or her right of appraisal, pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without any interest thereon. As used in this Agreement, the term "Dissenting Stockholder" means any record holder or beneficial owner of shares of Company Common Stock other than the Parent or its affiliates who complies with all provisions of the DGCL concerning the right of holders of such stock to dissent from the Merger and obtain fair value for their shares.

          (b)   The Company shall give Holdings (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company and of any withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect thereto.

          (c)   The Parent on behalf of itself and its affiliates hereby waives any and all rights held by it or its affiliates to demand payment for fair value and any other rights under Section 262 of the DGCL or similar provisions of applicable law in connection with the Merger and the other transactions contemplated hereby in respect of any Company Common Stock or Company Preferred Stock or any other capital stock of the Company or any Subsidiary now or hereafter owned by the Parent or its affiliates.

        Section 1.8.    Surrender of Shares.

          (a)   Prior to the Closing, Merger Sub shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. Immediately prior to the Effective Time, Merger Sub shall deposit with the Paying Agent for the benefit of former holders of shares of Company Common Stock sufficient funds to make payments of the Merger Consideration on all shares of Company Common Stock to be converted into cash under Section 1.6(a) less amounts to be paid pursuant to Section 9.12. Such funds shall be invested by the Paying Agent in prime money market or other obligations selected by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or as it directs.

          (b)   Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder of, as of the Effective Time, an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate amount of Merger Consideration into which the number of shares of Company

  Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. If any Merger Consideration is to be remitted to a person whose name is other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall have paid any transfer and/or other taxes required by reason of the remittance of Merger Consideration to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. No interest shall be paid or accrued, upon the surrender of the Certificates, for the benefit of holders of the Certificates on any Merger Consideration.

          (c)   At any time following the date one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which shall have been deposited with the Paying Agent and which shall have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for Merger Consideration otherwise payable by the Paying Agent to which such holders may be entitled.

          (d)   Notwithstanding the provisions of Section 1.8(c), neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e)   The Parent will surrender all certificates representing shares of Company Common Stock and Company Preferred Stock to Holdings and Merger Sub at the Closing.

          (f)    The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Surviving Corporation (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 2.8), or any provision of any applicable state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Surviving Corporation and paid by the Surviving Corporation to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by the Surviving Corporation.

          (g)   In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, together with either the posting of a bond reasonably satisfactory to the Surviving Corporation or a reasonable and customary indemnity by the holder thereof.

        Section 1.9.    No Further Transfer or Ownership Rights.    After the Effective Time, there shall be no further transfer on the records of the Company (or the Surviving Corporation) or its transfer agent of certificates representing shares of capital stock of the Company, and if such certificates are presented to the Company for transfer, they shall be cancelled. From and after the Effective Time, the holders of certificates evidencing ownership of shares of capital stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of capital stock except as otherwise provided for herein or by applicable law. All Merger Consideration paid upon the surrender for exchange of certificates representing shares of capital stock of the Company in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of capital stock of the Company exchanged for Merger Consideration theretofore represented by such certificates.

        Section 1.10.    Treatment of Options.    Prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary to provide that all outstanding stock options to purchase capital stock of the Company (each, an "Option") granted prior to the Effective Time, whether under the Company's Long Term Incentive Plan or otherwise (the "Company Incentive Plan"), shall be cancelled as of the Effective Time. The Company shall, and the Parent shall cause the Company and each Subsidiary to, take all steps necessary to ensure that, after the date hereof, neither the Company nor any Subsidiary will issue any Options or other options, warrants, rights or agreements which would entitle any person to acquire any capital stock of the Company or any Subsidiary or to receive any payment in respect thereof. The Company will bear any cost or expense associated with canceling such Options and causing the holders of Options to agree to such cancellation, which cost and expense shall be paid prior to the Closing Date or included as a current liability in the calculation of Closing Date Working Capital.

        Section 1.11.    Closing.    Immediately prior to the Effective Time, a closing for the transactions contemplated hereby (the "Closing") will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103-2921, unless another place is agreed in writing by Holdings and the Parent. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The date such Closing occurs is referred to herein as the "Closing Date." The effective time of the Closing shall be 12:01 a.m. EST.

        Section 1.12.    Closing Balance Sheet Post-Closing Payments.

          (a)   As promptly as practicable, but not later than 120 days after the Closing Date, Holdings will cause to be prepared and delivered to the Parent (i) a pro forma balance sheet (the "Closing Date Balance Sheet") of the Company and the Subsidiaries as of the Closing Date prepared in the form of Schedule 2.6(b)(i) hereto and in accordance with generally accepted accounting principles ("GAAP") (except as GAAP is modified by Section 1.10, this Section 1.12(a) and Article IX) and consistent with the preparation of the Audited Financial Statements ("Adjusted GAAP") and (ii) a statement based on such Closing Date Balance Sheet setting forth in detail a calculation of the Closing Date Working Capital. For purposes of this Agreement, "Closing Date Working Capital" shall mean an amount equal to all "current assets" minus all "current liabilities," in each case as such "current assets" and "current liabilities" are accrued and reflected on the Closing Date Balance Sheet except that (i) the long term portion of all capital lease obligations shall be treated as current liabilities, (ii) the current portion of deferred taxes shall not be treated as current assets, (iii) all obligations relating to the payment of retiree health and welfare benefits to employees of the underground businesses who were terminated prior to the Closing Date shall be treated as current liabilities and (iv) the accrued current liability to the former owners of Blair Park Services, Inc., Sunesys, Inc. and Synesys of Virginia, Inc. set forth in the Audited Financial Statements shall be deemed to exist on the Closing Date whether or not such liability has been satisfied.

          (b)   To facilitate the Parent's review of the Closing Date Balance Sheet and Closing Date Working Capital, Holdings shall, and shall cause its affiliates and its affiliates' respective agents and representatives to, cooperate and assist in the review of the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital, including providing reasonable access to the relevant offices, employees and records of Holdings and its accountants (the "Holdings Accountants") and the making available to the extent necessary all books, records, work papers, personnel and other materials and sources of the Holdings Accountants reasonably requested by the Parent for such purpose. The Parent may dispute the "current asset" or "current liability" amounts reflected on the Closing Date Balance Sheet or in the Closing Date Working Capital calculation solely on the basis that such amounts were not presented in accordance with Adjusted GAAP or on the basis of computational errors; provided, however, that the Parent shall notify Holdings in writing of each disputed amount within 30 days of the Parent's receipt of the Closing

  Date Balance Sheet and statement of the Closing Date Working Capital (such 30 day period hereinafter referred to as the "Review Period"). Any such notice of disagreement shall specify those "current asset" or "current liability" amounts as to which the Parent disagrees (and shall include the Parent's calculation of the Closing Date Working Capital), and the Parent shall be deemed to have agreed with all other items and amounts included in the calculation of the Closing Date Working Capital delivered pursuant to Section 1.12(a).

          (c)   If a notice of disagreement shall be duly delivered pursuant to Section 1.12(b), Holdings and the Parent shall, during the 30 business days following receipt of such notice, use their reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Date Working Capital. If, during such period, Holdings and the Parent are unable to reach such agreement, they shall promptly thereafter cause PricewaterhouseCoopers LLP, or, if PricewaterhouseCoopers LLP is unable or unwilling to serve, a nationally recognized firm of independent accountants chosen by and mutually acceptable to Holdings and the Parent, (either such accounting firm, the "Accounting Referee"), to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Date Working Capital. In making such calculation, the Accounting Referee shall consider for revision only those items or amounts in Holdings' calculation or the Closing Date Working Capital as to which the Parent has properly disagreed. The Accounting Referee shall deliver to Holdings and the Parent, as promptly as practicable, but in no event later than 30 days after retention of the Accounting Referee by Holdings and the Parent, a report setting forth such calculation. Such report shall be final and binding upon Holdings, the Company and the Parent and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The cost of such review and report shall be allocated fairly between Holdings, on the one hand, and the Parent, on the other, so that the Parent's and Holdings' share of such cost shall be in proportion to the relative success of Parent's claims (as finally determined by the Accounting Referee) submitted by the Parent to the Accounting Referee. The "Final Working Capital" shall mean the Closing Date Working Capital (i) as shown in Holdings' calculation delivered pursuant to Section 1.12(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.12(b), or (ii) if such a notice of disagreement is delivered, as agreed by Holdings and the Parent pursuant to this Section 1.12(c) or, in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to this Section 1.12(c).

          (d)   Holdings will pay its fees, costs and expenses in respect of its preparation of the Closing Date Balance Sheet and of the calculation of the Closing Date Working Capital pursuant to Section 1.12(a). The Parent will pay the fees, costs and expenses due to any accountants or other experts retained by it in connection with the review, negotiation or arbitration of the Closing Date Balance Sheet and the Closing Date Working Capital.

          (e)   If the Final Working Capital is less than $58,560,308 (the "Reference Amount"), then the Merger Consideration shall be decreased by the Adjustment Amount, and the Parent shall deliver to Holdings the amount of any difference between the Reference Amount and the amount of the Final Working Capital (such difference, the "Adjustment Amount"). If the Final Working Capital is more than the Reference Amount, then the Merger Consideration shall be increased by the Adjustment Amount and Holdings shall deliver to the Escrow Agent the Adjustment Amount, which the Parent will cause to be distributed to the former holders of shares of Company Common Stock in accordance with the terms of the Escrow Agreement.

          (f)    Any payments pursuant to paragraph (e) above shall be made by wire transfer of immediately available funds as soon as practicable (but in no event later than 10 days) after the Final Working Capital has been determined to such account or accounts of Holdings as may be designated by Holdings in writing (it being understood that, if at the conclusion of the Review Period, any portion of the Adjustment Amount is not in dispute, such amount shall be paid within

  10 days after the conclusion of the Review Period). The amount of any payment to be made pursuant to this Section 1.12(f) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest charged by Chase Manhattan Bank, N.A. at its prime or base rate for commercial loans during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on any particular Schedule hereto (provided the applicability of any such Schedule to a particular Section of this Agreement is apparent on the face of the Schedule), the Company hereby represents and warrants to Holdings as follows:

        Section 2.1.    Organization and Standing.    Each of the Company and each Subsidiary (as defined in Section 2.2(b) below) has been duly incorporated (or, in the case of any Subsidiary,that is a limited liability company, duly organized), is validly existing and is in good standing under the, laws of its jurisdiction of formation set forth in Schedule 2.1, with the requisite corporate (or limited liability company, as the case may be) power and authority to own, operate or lease the properties that it owns, operates or leases and to carry on its business as now being conducted. Each of the Company and each Subsidiary is duly qualified to do business and is in good standing in the jurisdictions listed in Schedule 2.1, which are all the jurisdictions in which the character of the property owned, leased or operated by it or the conduct of its business makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means, individually or together with other adverse effects, any event which has had, or is reasonably likely to have, any material adverse effect (i) on the assets, liabilities, operations, business or financial condition of the Company and its Subsidiaries taken as a whole or (ii) on the ability of the Parent or the Company to perform their obligations or consummate the transactions contemplated hereby other than (A) any change or effect to the extent resulting from changes in the economy generally and (B) any change or effect to the extent resulting from changes in laws.

        Section 2.2.    Ownership of Shares; Capitalization.

          (a)   Except as set forth in Schedule 2.2(a), the Company or a Subsidiary, as the case may be, is the sole record and beneficial owner of all outstanding capital stock or equity interests, as the case may be, of each Subsidiary, free and clear of any liens, encumbrances, security interests, mortgages, pledges, transfer restrictions, voting agreements, proxies, conditional sales or other title retention agreements, preemptive rights, easements, covenants, licenses, options, rights of first refusal or title defects (collectively, "Liens"). Except as set forth in Schedule 2.2(a), the shares of capital stock or equity interests of the Subsidiaries owned by the Company or another Subsidiary constitute the only issued and outstanding shares of capital stock or other equity interests of the Subsidiaries.

          (b)   Schedule 2.2(b) sets forth the number of authorized shares of capital stock (or other equity interests), the number of issued and outstanding shares of capital stock (or other equity interests) and each record and beneficial owner of such capital stock (or other equity interests) for each of the following entities: (A) M.J. Electric, Inc., (B) Electric Services, Inc., (C) Dashiell Holdings Corporation, (D) Dashiell Corporation, (E) Dacon Corporation, (F) MRM Technical Group, Inc., (G) Mueller Distribution Contractors Inc., (H) Mueller Pipeliners, Inc., (I) Mid-Atlantic Pipeliners, Inc., (J) Gas Distribution Contractors, Inc., (K) Aconite Corporation, (L) InfraSource Underground Construction, LLC, (M) Trinity Industries, Inc., (N) Chowns

  Communications Inc., (O) Mechanical Specialties, inc., (P) InfraSource Corporate Services, Inc., (Q) OSP Consultants, Inc., (R) OSP Telcom, Inc., (S) RJE Telecom Inc., (T) OSP, Inc., (U) OSP Telecom De Mexico S.A., D.E., C.V. ("OSP Mexico"), (V) International Communications Services, Inc., (W) Blair Park Services, Inc., (X) Sunesys, Inc., and (Y) Sunesys of Virginia, Inc. (all such entities listed in clauses (A)-(Y), the "Subsidiaries"). There are no issued and outstanding shares of capital stock (or other equity interests) of any Subsidiary other than the shares set forth in Schedule 2.2(b), and no shares of capital stock (or other equity interests) of any Subsidiary are held in the treasury of any Subsidiary. All of the issued and outstanding shares of capital stock (or other equity interests) of the Subsidiaries (w) are duly authorized, validly issued, fully paid and nonassessable, (x) have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of stockholders or other equity holders, (y) have been offered and sold pursuant to a valid exemption from registration under the Securities Act and other applicable securities laws, and are otherwise in compliance with such securities laws and the rules and regulations thereunder and (z) except as set forth in Schedule 2.2(a), are held of record and beneficially by the Company or another Subsidiary that is wholly owned by the Company.

          (c)   Except for the Subsidiaries and except as otherwise set forth in Schedule 2.2(c), neither the Company nor any Subsidiary owns, directly or indirectly, beneficially or of record, or has any operational control over or any obligation to acquire, any capital stock or other equity securities of any person, nor does the Company or any Subsidiary have any direct or indirect equity or ownership investment or interest, or any obligation to incur such investment (in the form of a loan, capital contribution or otherwise), in any other person. The entities set forth in Schedule 2.2(c) are referred to herein as the "Non-Acquired Subsidiaries." As used herein, the term "person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization.

          (d)   Except as set forth in Schedule 2.2(d) hereto, there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of any Subsidiary or (ii) options, warrants, calls or other rights to acquire from the Company or any Subsidiary, or other obligations or understandings or arrangements of any the Company or any Subsidiary to sell or issue, any capital stock, equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of the Company or any Subsidiary.

        Section 2.3.    Authorization; Binding Agreement.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other document or instrument contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other document or instrument executed or to be executed by it in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and stockholder action (except for approval of this Agreement and the Merger by the holders of Company Common Stock and Company Preferred Stock pursuant to Section 251 of the DGCL). This Agreement has been, and each other document or instrument to be executed by the Company in connection herewith will be, duly executed and delivered by the Company, and, when duly executed and delivered by the other parties thereto, constitutes, or will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

        Section 2.4.    Conflicts, Consents and Approvals.    Except as set forth in Schedule 2.4, the execution and delivery by the Company of this Agreement and any other documents or instruments contemplated hereby, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

          (a)   violate or conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any Subsidiary;

          (b)   except where any failure would not have a Material Adverse Effect, require any consent, approval or notice under, or registration under or payment on account of, or conflict with, or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default (or give rise to any right of termination, modification (including, in the case of leases, any change in the amount or nature of the rent), cancellation or acceleration or result in the creation or imposition of any Lien upon the property of the Company or any Subsidiary) under, any of the terms, conditions or provisions of any (i) note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any portion of their properties or assets may be bound, or (ii) permit, license, approval, franchise or other governmental or regulatory authorization held or used by or binding on the Company or any Subsidiary;

          (c)   violate or contravene any law, statute, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except where any violation or non-contravention would not have a Material Adverse Effect; or

          (d)   other than in respect of the HSR Act, require any action, consent, approval or authorization of, or review by, or declaration, registration or filing with, or notice to, any Authority (as defined in Section 2.5 below), or any stock exchange or similar self-regulatory organization.

        Section 2.5.    Litigation.    Except as set forth in Schedule 2.5 hereto, (a) there is no pending or, to the knowledge of the Company, threatened claim, arbitration proceeding, action, suit, investigation or other proceeding against or involving the Company or any Subsidiary, or any of the property or rights of the Company or any Subsidiary, which if adversely determined, would result in liabilities to the Company or any Subsidiary which (i) in the aggregate are in excess of the aggregate reserves for such matters on the Closing Date Balance Sheet and (ii) would have a Material Adverse Effect, and (b) neither the Company nor any Subsidiary is in violation of or default under any order, judgment, writ, injunction or decree of any federal, provincial, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof) or court or arbitrator (any of the foregoing, an "Authority"), except where such violation or default would not have a Material Adverse Effect.

        Section 2.6.    Financial Statements.

          (a)   Schedule 2.6(a) contains complete copies of the audited combined financial statements of the Company and certain of its subsidiaries as identified therein (the "Financial Statement Subsidiaries") for the annual periods ended, and as of, December 31, 2002 (the "Balance Sheet Date"), December 31, 2001 and December 31, 2000, together with, in each case, the audit reports thereon of PricewaterhouseCoopers LLP (the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with the books and records of the Company and the Financial Statement Subsidiaries and fairly present in all material respects and in accordance with GAAP the financial position of the Company and the Financial Statement Subsidiaries, as at the respective dates thereof, the combined results of their operations and the combined statements of cash flows for the periods covered thereby.

          (b)   Schedule 2.6(b)(j) contains complete copies of the unaudited pro forma financial statements for the Company and the Subsidiaries (including the cable locate business of OSP Consultants, Inc. and its subsidiaries, which business is not material to the Company and the Subsidiaries, and which inclusion does not have a material impact on the Unaudited Financial

  Statements) for the annual periods ended, and as of, the Balance Sheet Date and Schedule 2.6(b)(ii) contains complete copies of the unaudited combined and combining financial statements of the Company and the Subsidiaries for the three month period ended, and as of March 31, 2003 (together, the "Unaudited Financial Statements"). The Unaudited Financial Statements have each been prepared in accordance with the books and records of the Company and the Subsidiaries and fairly present in all material respects and in accordance with GAAP the financial position of the Company and the Subsidiaries, as at the respective dates thereof and the combined results of their operations for the periods covered thereby except for required and normal year-end immaterial adjustments and the omission of footnotes.

          (c)   Schedule 2.6(c) sets forth a complete copy of the Company's estimated projection of revenues and expenses as of March 31, 2003 for the year ending 2003.

        Section 2.7.    No Brokers or Finders.    Except as set forth on Schedule 2.7 hereto, neither the Company nor any Subsidiary, nor any of their respective affiliates, nor any of their respective officers, directors or employees, (a) has employed (or will employ) any broker or finder, or (b) has incurred (or will incur) any liability for any brokerage fees, commissions or finders' fees or expenses or indemnification or similar obligations in connection with the transactions contemplated by this Agreement.

        Section 2.8.    Taxes.

          (a)   Each of the Company and each Subsidiary has (i) duly filed all Tax Returns required to be filed by it, (ii) timely paid all material Taxes required to be paid whether or not shown on such Tax Returns and (iii) paid all other material Taxes for which a notice of assessment or demand for payment has been received, except where such Taxes are not yet due and payable or are being contested in good faith and for which adequate reserves in accordance with GAAP have been provided in the Audited Financial Statements. All such Tax Returns are true, correct and complete in all material respects, have been prepared in all material respects in accordance with all applicable laws and requirements and accurately reflect in all material respects the taxable income (or other measure of Tax) of the Company and each Subsidiary. The accruals for Taxes (excluding reserves for deferred Taxes) contained in the Audited Financial Statements are adequate to cover all liabilities for Taxes of the Company and each Subsidiary for all periods ending on or before the applicable dates of such financial statements, and include adequate provision for all deferred Taxes, and, to the knowledge of the Company, nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes of the Company and each Subsidiary for periods after the date of the Audited Financial Statements have been paid or are adequately reserved against on the books of each of the Company and each Subsidiary, and a copy of such books has been (or will be, prior to Closing) made available to Holdings. Each of the Company and each Subsidiary has timely filed all material information returns or reports, including forms 1099, that are required to be filed and has accurately reported in all material respects all information required to be included on such returns or reports.

          (b)   There are (i) no proposed assessments of Taxes against the Company or any Subsidiary, (ii) no proposed adjustments to any Tax Return pending against the Company or any Subsidiary and (iii) no proposed adjustments to the manner in which any Tax of the Company or any Subsidiary is determined. Except as set forth on Schedule 2.8(b), with respect to Taxes, no notification of an intention to examine has been received from any taxing Authority with respect to any Tax Return of the Company or any Subsidiary for which the statute of limitations has not yet expired and Parent has no reason to believe that any such intention exists. With respect to Taxes, Schedule 2.8(b) lists each Tax Return of the Company and each Subsidiary which has been audited by the relevant Authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for, in accordance with GAAP, in the Audited Financial

  Statements), and no such Tax Return is presently the subject of an audit or other examination by any taxing Authority. No claim has been made by an Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction.

          (c)   Except as disclosed in Schedule 2.8(c), neither the Company nor any Subsidiary has ever (i) filed any consent agreement under Section 34 1(f) of the Code, (ii) waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (iii) joined in or been required to join in filing a consolidated, combined, unitary or similar federal, state, local or foreign income Tax Return other than a group the common parent of which is Exelon Corporation, a Pennsylvania corporation ("Exelon Corporation") or predecessor groups, (iv) been the subject of a Tax ruling that has continuing effect, (v) been the subject of a closing agreement with any taxing Authority that has continuing effect, (vi) signed an agreement with any taxing authority which could affect Holdings, the Company or any Subsidiary after the Closing or (vii) granted a power of attorney with respect to any Tax matters that has continuing effect. Neither the Company nor any Subsidiary has agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

          (d)   Neither the Company nor any Subsidiary owns any interest in any entity or is a party to any joint venture, partnership or other arrangement or contract which could be characterized, or subject to tax, as a partnership for federal, state or local income tax purposes.

          (e)   The Company and each Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (f)    Neither Exelon Corporation, the Parent, the Company nor any Subsidiary (other than OSP Mexico) is a foreign person within the meaning of Section 1445 of the Code, and the Company and each Subsidiary has not been and is not a United States real property holding corporation within the meaning of Section 897(c)(2).

          (g)   There are no Liens for Taxes upon the Company or any Subsidiary or the assets of the Company or any Subsidiary, except for Taxes not yet due and payable and for which adequate reserves in accordance with GAAP have been provided in the Audited Financial Statements.

          (h)   None of the Company or any Subsidiary has any liability for Taxes of any person other than the Company or any Subsidiary (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), (B) as a transferee or successor or (C) by contract.

          (i)    Except as disclosed in Schedule 2.8(i), OSP Telecom De Mexico S.A., D.E., C.V. does not have any material earnings and profits as calculated U.S. federal income tax purposes and does not have any material "Subpart F income" as defined in Section 952 of the Code.

          (j)    For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended, and any applicable predecessor or successor statute; "Taxes" means all federal, provincial, state, local and foreign income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, franchise and other taxes of any kind whatsoever imposed by any Authority, including interest and penalties thereon and all estimated taxes; "Tax Returns" means all returns or reports, including accompanying schedules, and any other documents required to be filed with respect to Taxes, and all claims for refunds of Taxes.

          (k)   Exelon Corporation is eligible to make a valid election under Section 338(h)(10) of the Code (or any comparable election under local law) with respect to the Company.

        Section 2.9.    Absence of Undisclosed or Contingent Liabilities.    Except as set forth on Schedule 2.9 hereto and except as (and to the extent) accrued for in the balance sheet included in the Audited Financial Statements, neither the Company nor any Subsidiary had any liability or obligation (whether absolute or contingent, liquidated or unliquidated), other than those obligations (i) not required to be accrued in the balance sheet included in the Audited Financial Statements under GAAP or (ii) incurred in the ordinary course of business consistent with past practice since the date of the Audited Financial Statements.

        Section 2.10.    Property.

          (a)   Attached hereto as Schedule 2.10(a)(i) is a list of any real property owned by the Company or any Subsidiary (the "Owned Real Property"), and all leases and agreements for the rental of real property to which the Company or any Subsidiary is a party (as lessor or lessee) or by which such real property may be bound (the "Leases"). The Company or a Subsidiary, as the case may be, has (i) good and marketable title to the Owned Real Property, (ii) good and valid title to the leasehold interests in the Leases, (iii) good and valid title to the other assets and properties the Company and each Subsidiary purport to own, tangible and intangible, and (iv) a valid and binding leasehold interest in all other property used by the Company or a Subsidiary in the conduct of its business, in each case free and clear of any Liens (including the assets and properties reflected in the Audited Financial Statements, except for any assets disposed of by the Company or any Subsidiary prior to the date hereof in the ordinary course of business consistent with past practice), subject only to (A) in the case of real property, all easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights, conditions, covenants or other restrictions, and easements for streets, alleys, highways, telephone lines, power lines, other utility lines, railways and other easements and rights-of-way on, over or affecting any portion of the Owned Real Property none of which materially adversely affect the ability of the Company or any Subsidiary to conduct its business at the applicable site as presently conducted, (B) mechanics', materialmen's, carriers', workers', repairers' and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no material default on the part of the Company or the Subsidiary or the validity of which are being contested in good faith, (C) zoning, entitlement, conservation restriction and other land use and environmental restrictions imposed by governmental authorities, (D) any other liens or imperfections in title not material in amount, (E) any other Liens or encumbrances pursuant to an agreement of indemnity, surety or bonds arising in the ordinary course of business and (F) those matters set forth in Schedule 2.10(a)(ii) (the liens and other encumbrances described in the foregoing clauses (A) through (F) referred to herein as "Permitted Liens"). Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Subsidiary party thereto (as the case may be). The Company or the Subsidiary party thereto (as the case may be) is not in material breach or material default under any Lease and, to the knowledge of the Company, there has not occurred any material breach or material default under any Lease by any other party thereto. To the knowledge of the Company, there has not occurred any material breach or material default under any Lease.

          (b)   At the Closing, the Company and Subsidiaries will have good title to (or, in the case of leased assets, valid leasehold interest in or valid and enforceable lease agreements regarding) all assets reflected in the Audited Financial Statements, free and clear of all Liens (except for any assets disposed of by the Company or any Subsidiary prior to the Closing in the ordinary course of business consistent with past practice and this Agreement), subject only to Permitted Liens.

          (c)   Except for the credit support and similar arrangements between the Company and the Subsidiaries, on the one hand, and Parent and certain of its affiliates, on the other hand, the assets, rights and other properties of the Company and the Subsidiaries are sufficient for the conduct of the businesses of the Company and the Subsidiaries, as such businesses are conducted on the date of this Agreement (other than the businesses of the Non-Acquired Subsidiaries). Except for the credit support and similar arrangements between the Company and the Subsidiaries, on the one hand, and Parent and certain of is affiliates, on the other hand, the assets, rights and other properties of the Company and the Subsidiaries constitute all the assets, rights and other properties used in the operation of the businesses of the Company and the Subsidiaries as of the date hereof.

          (d)   Except as set forth in Schedule 2.10(d), the plants, buildings, fixtures, structures and equipment owned, leased or used by the Company or any Subsidiary are in good operating condition and working order and are adequate for the uses to which they are being put, except where the failure to be in such condition would not have a Material Adverse Effect.

        Section 2.11.    Insurance.

          (a)   Schedule 2.11(a) sets forth a true and complete list of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company and the Subsidiaries in force on the date hereof with respect to the business or assets of the Company and the Subsidiaries. All such policies are in full force and effect, all premiums due thereon have been paid, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, except as set forth on Schedules 2.5 and 2.11(a), (i) neither the Company, nor any Subsidiary has received any written notice of cancellation or non-renewal of any such policy or arrangement nor to the knowledge of the Company, is the termination of any such policy or arrangements threatened, (ii) to the knowledge of the Company, there is no claim pending under any of such policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements, (iii) neither the Company nor any Subsidiary has received any written notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or the Subsidiaries in the future on substantially the same terms as now in effect and (iv) except for the large deductible program to which the Company and the Subsidiaries currently subscribe, none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Subsidiary.

          (b)   Except as set forth in Schedule 2.11(b), all such insurance policies are on an "occurrence," as opposed to "claims made," basis.

          (c)   Schedule 2.11(c) sets forth a list of any payment or performance bonds to which the Company or any Subsidiary is a party which are in force on the date hereof ("Performance Bonds"), together with a list of any security, guaranty, lien, pledge or other collateral provided in connection with any such Performance Bond.

        Section 2.12.    Environmental Matters.    Except as disclosed in Schedule 2.12:

          (a)   The Company's and each Subsidiary's operations are and have been in material compliance with all federal, state and local laws, rules, regulations, the common law, and legally enforceable judgments, orders, consent agreements and requirements of all Authorities relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources) or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport or handling of and such materials ("Environmental Laws").

          (b)   The Company and each Subsidiary holds and is in material compliance with all permits, certificates, licenses, approvals, registrations and legally enforceable agreements and authorizations required under Environmental Laws for the business as presently conducted ("Environmental Permits"). Neither the Company nor any Subsidiary has received any notice, citation, summons, order, claim, complaint or communication from any Authority, individual, citizens group or employee ("Environmental Claim") that alleges that the Company or any Subsidiary or any person or entity whose liability for any such matter the Company or any Subsidiary has retained or assumed either contractually or by operation of law, is in material violation of any Environmental Permit or Environmental Law, there are not past Environmental Claims that remain outstanding or unresolved and, to the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with material compliance with any Environmental Permits or Environmental Law in the future.

          (c)   Neither the Company nor any of the Subsidiaries uses, generates, treats, manufactures, processes, handles, stores, recycles, transports or disposes of ("Manages" or "Management", as the context requires) hazardous or toxic materials, substances, wastes, chemicals, pollutants or contaminants (including petroleum, petroleum products, polychiorinated biphenyls ("PCBs"), radioactive materials, asbestos, or asbestos-containing materials, lead, radon or mold) ("Hazardous Materials") in quantities or in a manner which requires Environmental Permits or in a manner which is causing, has caused, causes or threatens to cause a Release (as defined herein) in material violation of any Environmental Law.

          (d)   Neither the Company nor any Subsidiary has received any Environmental Claim which is or is reasonably likely to be material, and no penalty has been assessed or is pending or, to the knowledge of the Company or any Subsidiary, threatened with respect to the Management or Release of Hazardous Materials by or on behalf of the Company, any Subsidiary or with respect to the presence of or exposure to Hazardous Materials on the Owned Real Property or the real property subject to the Leases, or any other property operated or controlled by the Company or any Subsidiary, or against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary has retained or assumed contractually or by operation of law. Neither the Company nor any Subsidiary has received any request for information, notice of claims, demand or other Environmental Claim that either the Company or any Subsidiary is or may be potentially responsible with respect to any investigation, cleanup, remedial action or other response action ("Remediation") of Hazardous Materials (whether on-site or off-site).

          (e)   Neither the Owned Real Property has been or is, nor are the properties subject to the Leases, listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or on any similar state or local list of sites requiring Remediation.

          (f)    There are no underground storage tanks or above ground storage tanks located at, on or under the Owned Real Property, or any other property operated or controlled by the Company or any Subsidiary. Any underground or above ground storage tanks which have been removed or closed by or on behalf of the Company or any Subsidiary have been removed or closed in compliance in all material respects with applicable Environmental Laws in effect as of the date of the removal or closure and require no further material Remediation under Environmental Laws.

          (g)   No Hazardous Materials have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Release") at, on, under or from the Owned Real Property or the properties subject to the Leases, or any other property operated or controlled by the Company or any Subsidiary the effect of which has required or would reasonably be expected to require Remediation.

          (h)   All environmental-related inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of the Company, and including any correspondence or filings with, from or made to any Authority or any other person or entity pursuant to an Environmental Claim, in connection with the Owned Real Property, or any other property operated or controlled by the Company or any Subsidiary, or by any person whose liability for any Release the Company or any Subsidiary has retained or assumed either contractually or by operation of law (collectively, "Environmental Audits") in the possession of the Company or any Subsidiary have been made available to Holdings.

          (i)    Neither the Company nor any Subsidiary is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Authority, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

        Except for the representations and warranties set forth in Section 2.5, this Section 2.12 contains the sole and exclusive representations and warranties of the Company and the Subsidiaries with respect to environmental, health or safety matters.

        Section 2.13.    Intellectual Property.

          (a)   Schedule 2.13(a) contains a complete and accurate list of all material patents and patent applications, trademarks, service marks, trade names, and registrations and applications for registration of industrial designs, copyrights, mask works, trademarks, service marks, trade names, trade dress and domain names used or held for use by the Company or any Subsidiary in the conduct of its business specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item and (iv) the date of application and issuance or registration of the item.

          (b)   Except for breaches and defaults which would not have a Material Adverse Effect, none of the Company, any Subsidiary or any other party is in breach of or default under any license, sublicense, consent or other agreement (whether written or otherwise) (i) pertaining to any (A) patents, industrial designs, trademarks, service marks, trade names, trade dress, copyrights, or mask works; (B) trade secrets or other proprietary information (the "Trade Secrets"); (C) domain names (A-C collectively, the "IP Rights"); and (D) computer software programs (other than standard, commercially available programs) or other technology used by the Company or any Subsidiary in the conduct of its business, and (ii) by which the Company or any Subsidiary licenses or otherwise authorizes a third party to use such IP Rights or technology. Each such license or other agreement is valid and in full force and effect. Neither the Company nor any Subsidiary has granted to any third party any exclusive right, right of first refusal, most favored licensee provision, or any other preference to or under any material IP Right or technology owned by the Company or any Subsidiary.

          (c)   Except as indicated in Schedule 2.13(c), the Company or the applicable Subsidiary designated in Schedule 2.13(a) owns or is licensed or otherwise has the exclusive right to use, and has the right to bring actions for the infringement or other violation of, all IP Rights necessary for the operation of business of the Company and the Subsidiaries taken as a whole as it is currently conducted.

          (d)   The business operations of each of the Company and each Subsidiary do not infringe or violate IP Rights of any third party except for infringements or violations which would not have a Material Adverse Effect, and no written claim has been made, notice given or dispute arisen to that effect. Neither the Company nor any Subsidiary has any pending claims alleging that a third party has violated or infringed any of the Company's or any Subsidiary's IP Rights.

          (e)   Except as indicated in Schedule 2.13(e), all of the registered IP Rights indicated in Schedule 2.13(a) are valid and in full force and are held of record in the name of the Company or the applicable Subsidiary designated in Schedule 2.13(a) free and clear of all Liens other than Permitted Liens. Except as indicated in Schedule 2.13(e), the Company or the applicable Subsidiary designated in Schedule 2.13(a) is the applicant of record in all patent applications and all applications for trademark, service mark, trade dress, industrial design, copyright and mask work registration indicated in Schedule 2.13(a), and no opposition, extension of time to oppose, interference, rejection or refusal to register has been received in connection with any such application.

        Section 2.14.    Permits.    Except as set forth in Schedule 2.14, each of the Company and each Subsidiary is the legal and beneficial owners of all certificates, permits, franchises, licenses and authorizations ("Permits") necessary for the conduct of their businesses as presently conducted and are in compliance with the terms of the Permits, except where the failure to have such a Permit or where any non-compliance with a Permit would not have a Material Adverse Effect.

        Section 2.15.    Compliance with Laws.    Except as set forth in Schedule 2.15 hereto, the operations of each of the Company and each Subsidiary have been conducted in compliance with applicable laws, regulations and other requirements of all Authorities having or claiming jurisdiction over the Company or any Subsidiary or any of their respective businesses or operations, including laws, regulations and requirements relating to employment and employment practices, terms and conditions of employment and wages and hours, antitrust, consumer protection, immigration, health, occupational safety and health, plant closing, pension, building, zoning, subdivision matters and securities, except for any such violation which would not have a Material Adverse Effect.

        Section 2.16.    Labor Matters.    Except as disclosed in Schedule 2.16 hereto, neither the Company nor any Subsidiary: (a) is a party to any collective bargaining agreement applicable to any employees of the Company or any Subsidiary; (b) recognizes any labor organization as the collective bargaining representative of any of its employees; (c) has pending against it any material unfair labor practice charges or complaints or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or any other Authority, nor are any grievance or arbitration proceedings arising under any collective bargaining agreement pending or threatened against the Company or any Subsidiary; (d) is currently experiencing any work stoppages, strikes, slowdowns, disputes or lockouts or other such concerted activity ("Labor Dispute"), nor, to the knowledge of the Company, threatened against the Company or any Subsidiary, and neither the Company nor any Subsidiary has experienced any Labor Dispute within the past three years other than Labor Disputes involving unions which affect all employers of the unions, including the Company or any Subsidiary; (e) has experienced during the last three years any union organizing drives or during such period has been a party to any union representation proceedings before (or been named as the employer in any representation petition filed with) the National Labor Relations Board or any other Authority. Schedule 2.16 hereto indicates any amendments to collective bargaining agreements or similar types of agreements entered into during the preceding twelve months. Each of the Company and each Subsidiary is in compliance in all material respects with all laws governing the employment relationship, including all laws governing the payment of wages and hours of work, prohibiting discrimination in employment, governing occupational safety and health matters governing unfair labor practices under any Authority or governing plant closing and layoffs, except where the failure to be in compliance would not have a Material Adverse Effect. Except as disclosed in Schedule 2.16 hereto, in the past three years, neither the Company nor any Subsidiary has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary. Nor has the Company or any Subsidiary been affected by any transaction, or engaged in layoffs or employment terminations sufficient in number, that would trigger application of any similar law under any Authority. As of the Closing Date, none of the employees of the Company or any Subsidiary has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the Effective Date. For purposes of this Section 2.16, the Effective Date is the "effective date" within the meaning of the WARN Act.

        Section 2.17.    Absence of Changes.    Except as and to the extent set forth in Schedule 2.17, since the Balance Sheet Date, there has not been any Material Adverse Change, nor do any facts or circumstances exist that could result in a Material Adverse Change. As used herein, "Material Adverse Change" means, individually or in the aggregate with other adverse changes, any material adverse change (i) in the assets, liabilities, operations, business or financial condition of the Company and its Subsidiaries taken as a whole or (ii) on the ability of the Parent or the Company to perform their obligations under this Agreement and consummate the transactions contemplated hereby other than (A) any change or effect to the extent resulting from changes in the economy generally and (B) any change or effect to the extent resulting from changes in law.

        Section 2.18.    Transactions with Affiliates.    Except as set forth in Schedule 2.18 hereto, neither the Parent, the Company nor any Subsidiary, nor any of their respective affiliates (other than the Company and each Subsidiary), has any interest, directly or indirectly, in any lease, Lien, contract, license, encumbrance, loan transaction or other agreement or commitment to which the Company or any Subsidiary is a party, or any property or asset used or owned by, or any interest in any customer or supplier of, the Company or any Subsidiary exceeding $250,000 individually or $1,000,000 in the aggregate. Except as set forth in Schedule 2.18 hereto, no officer or director of the Company or any Subsidiary or any members of their immediate family has any interest, directly or indirectly, in any lease, Lien, contract, license, encumbrance, loan transaction or other agreement or commitment to which the Company or any Subsidiary is a party, or any property or asset used or owned by, or any interest in any customer or supplier of the Company or any Subsidiary, exceeding $100,000 individually or $250,000 in the aggregate. Except as set forth in Schedule 2.18 hereto, neither the Company nor any Subsidiary is indebted, directly or indirectly, to (a) the Parent or to any of the Parent's affiliates or (b) any officer, director or employee of the Company or any Subsidiary (or any of their associates) for any liability or obligation, whether arising by reason of stock ownership, oral or written agreement or understanding or otherwise. Schedule 2.18 is a complete and accurate list of all employees of the Company or any Subsidiary owing more than $100,000 (except in respect of advances for business expenses, none of which exceeds $5,000 individually or $10,000 in the aggregate) in principal to the Company or any Subsidiary, setting forth the amounts owned, the applicable interest rates, a description of the security and the maturity dates of all such debts. All Contracts between the Company and the Subsidiaries, on the one hand, and any of their affiliates, on the other hand have been entered into on an arms-length basis on terms similar in all material respects, including price, to those that the Company and the Subsidiaries would have entered into with unaffiliated persons.

        Section 2.19.    Contracts and Commitments.    Schedule 2.19 hereto contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of the Company or any Subsidiary, and all amendments thereto, whether written or oral (the "Contracts"). The Company has made available to Holdings copies of each Contract, which copies were complete and accurate in all material respects. For purposes of this Section 2.19, a contract which is "material" shall mean any written or oral contract:

          (a)   for the purchase or sale of raw materials, commodities, supplies, inventory, products or other tangible personal property, or for the furnishing or receipt of services (including construction, maintenance, design and engineering, installation or other materials or services contracts and/or purchase orders), the performance of which involves consideration yet to be paid or received in excess of $500,000;

          (b)   which constitutes a consulting or similar agreement in an amount greater than $500,000 or which constitutes an employment agreement which calls for termination, severance or change in control payments under any circumstances;

          (c)   which constitutes an agreement by the Company or any Subsidiary to pay an employee or former employee compensation (including any bonus, but excluding any benefits made available to Company employees generally);

          (d)   which constitutes an agreement which restricts the Company or any Subsidiary from carrying out its business anywhere in the world or from competing with any other person;

          (e)   which is a confidentiality, non-solicitation or non-disclosure agreement (other than confidentiality, non-solicitation or non-disclosure agreements entered into in the ordinary course of business consistent with past practice);

          (f)    which constitutes an agreement by the Company or any Subsidiary with any affiliate involving amounts or value in excess of $250,000;

          (g)   which constitutes a franchising, partnership, joint venture or similar agreement;

          (h)   which is a lease or other agreement relating to real property, including the Leases;

          (i)    which relates to indebtedness for borrowed money or indemnification or any guarantee or security of the Company or any Subsidiary (including any letter of credit and any performance bond or similar arrangement) or which grants any Lien (other than a Permitted Lien) on any assets, rights or properties of the Company or any Subsidiary, or which is a tax sharing or similar agreement;

          (j)    which deals with any environmental investigations or remediations required by an Authority in connection with the Release or presence of any Hazardous Materials at any Owned Real Property;

          (k)   which is a material license or similar agreement for Intellectual Property, whether as licensee or licensor; or

          (l)    where the consequences of a breach or default thereunder, or the termination, expiration or cancellation thereof, would reasonably be expected to result in a Material Adverse Effect.

To the knowledge of the Company, each of the Contracts is legal, valid and in full force and effect and is valid, binding and enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary is in default under or has breached any of the Contracts or any other contracts of the Company or any Subsidiary and no act or omission has occurred which, with notice or lapse of time or both, would constitute such a breach or default under any term or provision of any such Contract, except where such breach or default would not have a Material Adverse Effect. To the knowledge of the Company, no other party is in breach or default under any of such Contracts, and no act or omission has occurred by any other party thereto which, with notice or lapse of time or both, would constitute such a breach or default under any term or provision thereof, except where such breach or default would not have a Material Adverse Effect. Except as set forth on Schedule 2.19, the Company has no knowledge of any written threatened termination of any Contract with any customer, other than terminations in accordance with the terms of any such Contract. Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary has outstanding a loan to any person or any liabilities, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any person.

        Section 2.20.    Benefit Plans.

          (a)   Schedule 2.20(a) sets forth each Benefit Plan of the Company and the Subsidiaries. As applicable with respect to each (i) "employee benefit plan," as defined in Section 3(3) of ERISA (excluding any "multiemplover plan" as defined in Section 3(37) of ERISA) and (ii) other material pension, retirement, deferred compensation, bonus, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, disability, group insurance, vacation, and holiday plan, program, contract, or arrangement (excluding any multiemployer plan as defined in Section 3(37) of ERISA) maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, director or consultant of the Company or any Subsidiary or under which the Company, any Subsidiary or any ERISA Affiliate has any liability with respect to any employee or former employee of the Company or any Subsidiary (the "Benefit Plans"), the Company has made available to Holdings true and complete copies of (A) each written Benefit Plan, including all amendments thereto, (B) all trust documents, custodial agreements and insurance contracts relating thereto, (C) the current summary plan description, (D) the two most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (E) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter and (F) the most recent summary annual report, financial statement and trustee report. Except as set forth in Schedule 2.20, none of the Company, the Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current or former employee, officer, director or consultant of the Company or any Subsidiary.

          (b)   Except as otherwise disclosed with particularity in Schedule 2.20(b):

            (i)    Each Benefit Plan has been maintained, operated and administered in substantial compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

            (ii)   The Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no event has occurred that would affect such qualified status. No determination letter with respect to any Pension Plan has been revoked nor, to the knowledge of the Company, any Subsidiary or any ERISA Affiliate, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

            (iii)  No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. All contributions to, and payments from, any Benefit Plan which may have been required in accordance with the terms of such Benefit Plan, any related document, the Code or ERISA have been timely made. All such contributions to, and payments from, any Benefit Plan, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, are properly accrued and reflected on the Audited Financial Statements.

            (iv)  There are no pending audits or investigations by any Authority involving the Benefit Plans, and to the knowledge of the Company, any Subsidiary or any ERISA Affiliate, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan.

            (v)   Neither the Company nor any Subsidiary, ERISA Affiliate, fiduciary, trustee or administrator of any Benefit Plan has engaged in, or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, the Company or any Subsidiary, to a tax, penalty or liability for a prohibited transaction which would reasonably be expected to have a Material Adverse Effect. None of the assets of any Benefit Plan is invested in any property constituting "employer real property" or an "employer security" within the meaning of Section 407 of ERISA.

            (vi)  All insurance premiums with respect to any insurance policy related to a Benefit Plan for any period up to and including the Closing Date shall have been paid or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Company nor any Subsidiary shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

            (vii) With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Company and each Subsidiary and each ERISA Affiliate comply in all material respects with the continuation coverage requirements of the Code and ERISA.

            (viii) No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. To the knowledge of the Company, neither the Company nor any Subsidiary has made a written or oral representation to any current or former employee, director or consultant promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

            (ix)  The Company's execution of, and performance of the transactions contemplated by, this Agreement, either alone or in combination with any other event, will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any participant thereof. No amounts payable under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Subsidiary may have any liability is expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

            (x)   With respect to any Multiemployer Plan, (i) neither the Company, any Subsidiary nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which has not been satisfied, (ii) no event has occurred that presents a material risk of a complete or partial withdrawal, (iii) neither the Company, any Subsidiary nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and (iv) no circumstances exist that present a material risk that any Multiemployer Plan will go into reorganization.

            (xi)  All material contributions that the Company or any Subsidiary is obligated to make under any collective bargaining agreement have been timely made in accordance with the terms of the applicable collective bargaining agreement.

            (xii) (A) Substantially all the employees of Company and any Subsidiary with respect to whom Company or any Subsidiary has an obligation to contribute under the National Electric Benefit Fund ("NEBF"), the Minnesota Laborers Pension Fund and the Pension Fund Local 49 performs work in the building and construction industry, and (B) to the knowledge of Company, each of the NEBF, the Minnesota Laborers Pension Fund and the Pension Fund Local 49 primarily covers employees in the building and construction industry or has been amended to provide that Section 4203(b) of ERISA applies to employers described therein.

          (c)   As used herein, the capitalized terms below have the following meanings:

            (i)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (ii)   "ERISA Affiliate" means (A) any corporation included with the Company or any Subsidiary in a controlled group of corporations within the meaning of Section 414(b) of the Code; (B) any trade or business (whether or not incorporated) which is under common control with the Company or any Subsidiary within the meaning of Section 414(c) of the Code; (C) any member of an affiliated service group of which the Company or any Subsidiary is a member within the meaning of Section 414(m) of the Code; or (D) any other person or entity treated as an affiliate of the Company or any Subsidiary under Section 414(o) of the Code.

            (iii)  "Multiemployer Plan" means each "multiemployer plan" as defined in Section 3(37) of ERISA maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any employee, former employee, director, officer or independent contractor of the Company or any Subsidiary or under which the Company, any Subsidiary or any ERISA Affiliate has or could reasonably be expected to have, any liability (including withdrawal liability) with respect to any employee, former employee, director, officer or, independent contractor of the Company or any Subsidiary.

        Section 2.21.    Accounts Receivable.    Schedule 2.21(a) sets forth as of the Balance Sheet Date (a) the total amount of accounts and notes receivable of the Company and each of its Subsidiaries (the "Accounts Receivable") and (b) the agings of such receivables based on the following schedule: 0-30 days, 3 1-60 days, 61-90 days and over 90 days from the due date thereof. Except as set forth in Schedule 2.2 1(b), (i) all Accounts Receivable set forth in Schedule 2.2 1(a) represent accounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes representing amounts receivable in respect of other bona-fide business transactions) and (ii) all Accounts Receivable set forth in Schedule 2.2 1(a) arose in the ordinary course of business consistent with past practice. To the knowledge of the Company, except as set forth on Schedule 2.21(a), there are no material disputes relating to any Accounts Receivable other than disputes arising in the ordinary course of business.

        Section 2.22.    No Indebtedness.    On or prior to the Closing Date, except as set forth on Schedule 2.22 in respect of the credit support and similar arrangements between the Company and the Subsidiaries, on the one hand, and Parent and certain of its affiliates, on the other hand, the Company and each Subsidiary will have (a) repaid or released, or caused to be fully repaid or released (in each case without any continuing obligation or liability of the Company or any Subsidiary), any and all indebtedness for borrowed money payable or guaranteed by the Company or any Subsidiary to any person other than the Company or any Subsidiary, and (b) caused to be terminated or released any Liens relating thereto.

        Section 2.23.    Accounts Payable.    All accounts payable of the Company and each of the Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice. To the knowledge of the Company, except as set forth on Schedule 2.23, there are no material disputes relating to any accounts payable other than disputes arising in the ordinary course of business.

        Section 2.24.    Bank Accounts.    Schedule 2.24 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

        Section 2.25.    Customers.    Schedule 2.25 sets forth the top 10 customers of each of the underground, telecom and electric construction and services businesses of the Company for the year ended December 31, 2002 (the "Customers"). Except as set forth on Schedule 2.25, to the knowledge of the Company, since the Balance Sheet Date there has not been any material adverse change in the business relationship of the Company and the Subsidiaries taken as a whole with any Customer.

        Section 2.26.    Public Utility Holding Company Act.    Neither the Company nor any of the Subsidiaries is a "public-utility company" or "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 2.27.    Backlog.    To the knowledge of the Company, Schedule 2.27 sets forth as of March 31, 2003 a list of the Backlog of the Company and the Subsidiaries. "Backlog" means estimated projected revenue determined from (i) negotiated or competitively bid projects of defined scope or a broad scope of work which are awarded in writing from customers; (ii) historical spend patterns determined at the beginning of a year and adjusted periodically throughout the year based on actual experience; and (iii) identified projects and general scopes of work which have been assured in writing by customers. No representation or warranty is made in this Section 2.27 regarding the work included in Backlog, including without limitation any party's obligation with respect to such work.

        Section 2.28.    Disclosure.    To the knowledge of the Company, the Company has disclosed to Holdings all facts material to the relationship with Customers, and to the business, operations, assets, liabilities and financial condition of the Company and the Subsidiaries taken as a whole, provided that the Company makes no representations or warranties regarding any projections, forecasts, opinions or budgets furnished by the Company, any of its affiliates or any of their representatives. True and complete copies of all minute books and all stock record books of the Company and the Subsidiaries have been made available to Holdings, except that all matters relating to the proposed sale of the Company and the Subsidiaries, the Non-Acquired Subsidiaries and valuation matters have not been made available to Holdings. No representation or warranty or other statement made by the Parent or the Company in this Agreement or any disclosure schedule, certificate or other document delivered hereunder contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

        The Parent hereby represents and warrants to Holdings as follows:

        Section 3.1.    Organization.    The Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite limited liability company power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

        Section 3.2.    Authorization; Binding Agreement.    The Parent has the requisite limited liability company power and authority to execute and deliver this Agreement and each other document or instrument contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent of this Agreement and each other document or instrument executed or to be executed by it in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action. This Agreement has been, and each other document or instrument to be executed by the Parent in connection herewith will be, duly executed and delivered by the Parent, and constitutes, or will constitute, legal, valid and binding obligations of the Parent, enforceable against the Parent, in accordance with their terms.

        Section 3.3.    Conflicts Consents and Approvals.    Except as set forth in Schedule 3.3 hereto, the execution and delivery by the Parent of this Agreement and any other documents or instruments contemplated hereby, the performance by the Parent of its obligations hereunder and thereunder, and the consummation by the Parent of the transactions contemplated hereby and thereby, do not and will not:

          (a)   violate or conflict with or result in a breach of any provision of the certificate of organization or operating agreement of the Parent;

          (b)   require any consent, approval or notice under, or conflict with, or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or result in the creation or imposition of any Lien upon the property of the Parent) under, any of the terms, conditions or provisions of any material (i) note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Parent is a party or by which any portion of its properties or assets may be bound or (ii) permit, license, approval, franchise or other governmental or regulatory authorization held or used by the Parent;

          (c)   violate or contravene any material law, statute, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect; or

          (d)   require any action, consent, approval or authorization of, or review by, or declaration, registration or filing with, or notice to, any Authority, or any stock exchange or similar self-regulatory organization.

        Section 3.4.    Ownership of Shares; Capitalization.

          (a)   The Parent is the sole record and beneficial owner of 45,615,616 shares of Company Common Stock, free and clear of any Liens. On the Closing Date, the Parent will be the sole record and beneficial owner of one share of Company Preferred Stock, free and clear of any Liens. Except as set forth in Schedule 3.4(a) hereto, the shares of capital stock of the Company owned by the Parent constitute the only issued and outstanding shares of capital stock of the Company. Each beneficial and record holder of Company Common Stock other than the Parent, together with such holder's address and the number of shares owned by such holder, is set forth in Schedule 3.4(a).

          (b)   (i) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, of which 47,856,062 shares are issued and outstanding, and 20,000,000 shares of Company Preferred Stock, of which, on the Closing Date, one share will be issued and outstanding. There are no other shares of capital stock of the Company issued or outstanding, and there are no shares of capital stock of the Company held in the treasury of the Company. All of the issued and outstanding shares of Company Common Stock (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of stockholders, (C) have been offered and sold pursuant to a valid exemption from registration under the Securities Act and other applicable securities laws, and are otherwise in compliance with such securities laws and the rules and regulations thereunder and (D) except as set forth in Schedule 3.4(a), are held of record and beneficially by the Parent. On the Closing Date, the issued and outstanding share of Company Preferred Stock (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will not have been issued in violation of any preemptive rights, rights of first refusal or similar rights of stockholders, (C) will have been offered and sold pursuant to a valid exemption from registration under the Securities Act and other applicable securities laws, and are otherwise in compliance with such securities laws and the rules and regulations thereunder and (D) except as set forth in Schedule 3.4(a), will be held of record and beneficially by the Parent.

          (c)   Except as set forth in Schedule 3.4(b) hereto, there are no outstanding (i) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company or (ii) options, warrants, calls or other rights to acquire from the Company, or other obligations or understandings or arrangements of the Company to issue, any capital stock, equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of the Company.

        Section 3.5.    No Brokers or Finders.    Except as set forth in Schedule 3.5 hereto, neither the Parent nor any of its affiliates, nor any of its officers, directors, or employees, (a) has employed (or will employ) any broker or finder or (b) has incurred (or will incur) any liability for any brokerage fees, commissions or finders' fees or expenses or indemnification or similar obligations in connection with the transactions contemplated by this Agreement.

        Section 3.6.    Investment Representation.    The Parent acknowledges that the securities being acquired by it pursuant to this Agreement have not been registered under the Securities Act nor qualified under applicable state securities laws in reliance on exemptions therefrom. The Parent is acquiring the securities for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

        Holdings hereby represents and warrants to the Parent as follows:

        Section 4.1.    Organization.    Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Holdings and Merger Sub and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

        Section 4.2.    Authorization; Binding Agreement.    Each of Holdings and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other document or instrument contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Holdings and Merger Sub of this Agreement and each other document or instrument executed or to be executed by them in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action (except for approval of this Agreement and the Merger by the holders of capital stock of Merger Sub pursuant to Section 251 of the DGCL). This Agreement has been, and each other document or instrument to be executed by Holdings or Merger Sub in connection herewith will be, duly executed and delivered by Holdings or Merger Sub, as the case may be, and constitutes, or will constitute, legal, valid and binding obligations of Holdings and/or Merger Sub, as the case may be, enforceable against Holdings and/or Merger Sub, as the case may be, in accordance with their terms.

        Section 4.3.    Conflicts, Consents and Approvals.    Except as set forth in Schedule 4.3, the execution and delivery by Holdings and Merger Sub of this Agreement and any other documents or instruments contemplated hereby, the performance by Holdings and Merger Sub of their obligations hereunder and thereunder, and the consummation by Holdings and Merger Sub of the transactions contemplated hereby and thereby, do not and will not:

          (a)   violate or conflict with or result in a breach of any provision of the certificates of incorporation or bylaws of Holdings or Merger Sub;

          (b)   require any consent, approval or notice under, or conflict with, or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or result in the creation or imposition of any Lien upon the property of Holdings and Merger Sub) under, any of the terms, conditions or provisions of any material (i) note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Holdings or Merger Sub is a party or by which any portion of their properties or assets may be bound or (ii) any permit, license, approval, franchise or other governmental or regulatory authorization held or used by or binding on Holdings or Merger Sub;

          (c)   violate or contravene any law, statute, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect; or

          (d)   require any action, consent, approval or authorization of, or review by, or declaration, registration or filing with, or notice to, any Authority, or any stock exchange or similar self-regulatory organization.

        Section 4.4.    No Brokers or Finders.    Except as set forth in Schedule 4.4, neither Holdings, Merger Sub nor any of their affiliates, nor any of their respective officers, directors, or employees, (a) has employed (or will employ) any broker or finder or (b) has incurred (or will incur) any liability for any brokerage fees, commissions or finders' fees or expenses or indemnification or similar obligations in connection with the transactions contemplated by this Agreement.

        Section 4.5.    Sufficient Funds.    Holdings has delivered to the Company true and complete copies of financing commitments (the "Financing Commitments"), which would provide sufficient funds to enable Holdings to consummate the transactions contemplated hereby. As of the date of this Agreement, the Financing Commitments are in full force and effect. Holdings has paid all fees due and payable as of the date of this Agreement under the Financing Commitments.

        Section 4.6.    Investment Representation.    Holdings acknowledges that the securities being acquired by it pursuant to this Agreement have not been registered under the Securities Act nor qualified under applicable state securities laws in reliance on exemptions therefrom. Holdings is acquiring the shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE V

CERTAIN COVENANTS

        Section 5.1.    Conduct of the Company's and the Subsidiaries' Businesses.

          (a)   Except as set forth on Schedule 5.1(a) or as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company will, and the Parent will cause the Company and each Subsidiary to, conduct the operations of the Company and each Subsidiary according to its ordinary course of business and consistent in all material respects with past practice, and use all reasonable efforts to preserve intact its business organization and maintain the existing relations with material customers and suppliers of the Company or the Subsidiaries and keep available the services of its officers and employees.

          (b)   Without limiting the foregoing, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Holdings, the Company will not, and the Parent will cause the Company and each Subsidiary not to:

            (i)    except as may be required under GAAP, change any assumptions underlying or methods of calculating, any bad debt, contingency, Tax or other reserves or change its accounting practices or methods;

            (ii)   grant any increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increases in the compensation payable or to become payable to any director, officer or employee, except for normal scheduled increases granted to employees (excluding executive officers who are full-time employees of the Company or the Subsidiaries) in the ordinary course of business consistent with past practices, or enter into or amend any employment, employee consulting, severance, change in control or similar agreement or make any agreement or commitment to pay any severance, termination or similar compensation for amounts to be paid by the Company or any Subsidiary;

            (iii)  make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for on behalf of any such persons, whether pursuant to an employee benefit plan or otherwise;

            (iv)  except as contemplated by this Agreement, pay or declare a dividend on, redeem, purchase or otherwise acquire, or offer, sell or issue, directly or indirectly, any shares of capital stock or other securities of the Company or any Subsidiary (including options, warrants or rights to acquire securities), sell or dispose of any assets other than in the ordinary course of business and consistent in all material respects with past practice, organize any subsidiary, or merge or consolidate with any person or effect any share exchange, reclassification or subdivision of any of its capital stock or adopt any plan of liquidation or dissolution or other reorganization, or acquire the stock, assets or business of any other person;

            (v)   incur any liabilities or obligations (absolute, accrued, contingent or otherwise, including by way of surety or guaranty) for the borrowing of money other than in the ordinary course of business;

            (vi)  issue or sell, or agree to issue or sell, any shares of capital stock (or other equity securities), or any securities convertible into or exchangeable or exercisable for such capital stock (or other equity securities), or any options, warrants or other rights to purchase such capital stock or securities;

            (vii) amend, restate or modify in any manner its certificate of incorporation, bylaws or similar organizational documents;

            (viii) modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims other than in the ordinary course of business and consistent in all material respects with past practice;

            (ix)  permit any insurance policy naming it or a Subsidiary as a beneficiary or a loss payee to be cancelled or terminated without notice to Holdings;

            (x)   enter into any commitment or transaction reasonably expected to result in aggregate receivables in excess of $10,000,000 or aggregate payables in excess of $10,000,000 over the life of the commitment or transaction;

            (xi)  take, or agree to or commit to take, any action which is within the control of the Company, the Parent or any Subsidiary that (A) would be reasonably likely to result in any of the conditions to the Closing set forth in this Agreement not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or (B) would materially delay or impair the ability of the Parent or Holdings to consummate the Closing in accordance with the terms hereof; or

            (xii) agree, whether in writing or otherwise, to take any action described in this Section 5.1(b).

          (c)   During the period from the date hereof to the Closing, the Company will, and the Parent will cause the Company and each Subsidiary to, make capital expenditures in an aggregate amount equal to those proposed to be made during such period pursuant to the operating budget set forth on Schedule 5.1(c) (and during the monthly periods reflected therein).

        Section 5.2.    Access and Information.

          (a)   Prior to the Closing Date, the Company will, and the Parent will cause the Company and each Subsidiary to, give Holdings (and any prospective lender considering providing financing in connection with the transactions contemplated hereby) and their authorized representatives (including accountants) access and the right to inspect at regular business hours, upon reasonable notice, all of the offices, equipment, properties and facilities of the Company and each Subsidiary, to all contracts, agreements, commitments, books and records of the Company and each Subsidiary and to the personnel and agents (including auditors) of the Company and each Subsidiary.

          (b)   Until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 7.1, neither the Company nor the Parent will, and each will cause each Subsidiary and all of the foregoing' affiliates, employees, directors, representatives and agents not to, directly or indirectly, take any action to solicit, encourage, initiate, furnish information relating to or participate in negotiations or discussions relating to, or enter into any agreement with respect to, any merger, consolidation or other business combination involving the Company or any Subsidiary or any sale of the capital stock (or other equity securities), assets or businesses of the Company or any Subsidiary, other than the transactions contemplated by this Agreement and any transactions relating to the Non-Acquired Subsidiaries (any offers or inquiries pertaining to any of the foregoing matters except for those referred into the last clause being referred to in this Agreement as an "Acquisition Transaction Proposal"); provided, however that nothing contained in this Agreement shall prevent the Company or its Board of Directors, directly or through representatives or agents acting on their behalf, from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Transaction Proposal by such person or entity, which Acquisition Transaction Proposal involves all or substantially all of the assets and business of the Company and the Subsidiaries or a sale of all or substantially all of the capital stock (or other equity securities) of the Company and the Subsidiaries (a "Qualified Proposal"), (ii) engaging in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Qualified Proposal, or (iii) prior to the Stockholders Meeting, terminating this Agreement in accordance with Section 7.1(e) and thereafter entering into any agreement with respect to, agreeing to, approving or recommending any Qualified Proposal, where (1) such Qualified Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of the Company, be a transaction that is more favorable to the Company's stockholders (any such more favorable Qualified Proposal being referred to in this Agreement as a "Superior Proposal"), (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with outside corporate counsel of the Company, be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law and (3) the Company has delivered to Holdings five business days prior written notice, including a copy of the definitive documents relating to such Superior Proposal and advising Holdings that it intends to take such action and in determining whether to enter into any agreement with respect to any Qualified Proposal, the Board of Directors of the Company has taken into account any changes to the financial terms of this Agreement proposed by Holdings in response to the notice provided in this Section 5.2(b) (the covenant set forth in this Section 5.2(b)(3) is the "Termination Covenant"). Upon execution of this Agreement, the Company and the Parent shall and shall cause the Subsidiaries, and each of the foregoings affiliates, employees, directors, representatives and agents, to immediately cease any discussions or negotiations with any persons (other than the parties to this Agreement and their affiliates, representatives and advisors) initiated prior to the execution of this Agreement with respect to any Acquisition Transaction Proposal and shall request (or if any of them has contractual rights to do so, demand) the return of all documents, analyses, financial statements, projections and other data and information previously furnished to others in connection with any potential Acquisition Transaction Proposal.

          (c)   The Company shall promptly notify Holdings of receipt by the Company, the Parent or any Subsidiary (or their advisors) of any Acquisition Transaction Proposal or any request for nonpublic information in connection with any Acquisition Transaction Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Company that it is considering making, or has made, any Acquisition Transaction Proposal. Such notice to Holdings shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact.

        Section 5.3.    Further Assurances.    The Parent, on the one hand, and Holdings, on the other hand, agree that subsequent to the Closing Date, at the request of the other party, they will execute and deliver, or cause to be executed and delivered, to the other party such further instruments and take such other action as may be necessary to carry out the transactions contemplated by this Agreement or to vest, perfect or confirm ownership of the Company in Holdings or ownership of any assets in the Company or any Subsidiary, as applicable.

        Section 5.4.    Consents.    Following the execution and delivery of this Agreement, the Company will, and the Parent will cause the Company and each Subsidiary to, use reasonable efforts to obtain all necessary material consents, including the consents required from the relevant parties pursuant to the contracts and governmental authorizations set forth in Schedules 2.4 and 3.3 (subject, where applicable, to the provisions of Section 5.6).

        Section 5.5.    Reasonable Efforts.    Each of the parties hereto will use its reasonable efforts to cause the conditions to the Closing set forth herein to be satisfied as soon as reasonably practicable (subject, where applicable, to the provisions of Section 5.6).

        Section 5.6.    Hart Scott Rodino Act; Other Registrations, Filings and Consents.    As soon as practicable after the date of this Agreement, Holdings and the Parent shall, in cooperation with each other, file (or cause to be filed) with each of the United States Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") any reports or notifications that may be required to be filed by them under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the transactions contemplated by this Agreement, and will use reasonable efforts to obtain early termination of all waiting periods under the HSR Act. All fees due from any party to the DOJ or FTC under the HSR Act in connection with the filing of any of those reports or notifications will be borne 50% by Holdings and 50% by the Parent. As soon as practicable but in any event within ten business days after the date of this Agreement, Holdings and the Parent shall each, in cooperation with each other, file (or cause to be filed) all other notices or applications necessary to obtain the governmental authorizations or approvals necessary or desirable to be obtained by Holdings and the Parent prior to consummation of the transactions contemplated by this Agreement, including without limitation approvals of state public utility commissions, and will use reasonable efforts to obtain as soon as possible such governmental authorizations or approvals. Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Holdings or any of its affiliates (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the transactions or (iii) to defend against any litigation brought by any governmental entity seeking to prevent the consummation of, or impose limitations on, any of the transactions.

        Section 5.7.    Non-Competition Agreement/Volume Agreement.    At the Closing, the Parent will and will cause Exelon Corporation to execute and deliver (i) to Holdings and the Company a Non-Competition Agreement in the form of Exhibit B hereto (the "Non-Competition Agreement"), and (ii) to Holdings a Volume Agreement in the form of Exhibit C hereto (the "Volume Agreement").

        Section 5.8.    Employee Stock Options; Employee Plans and Benefits; Employment Matters.

          (a)    Company Incentive Plan.    Prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by Section 1.10 in respect of all outstanding Options, and thereafter the Board of Directors of the Company (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.

          (b)    Termination of Equity-Based Compensation.    No Options will be issued under the Company Incentive Plan, and no shares of capital stock of the Company or any Subsidiary (or any securities convertible into or exchangeable for such stock, or any options, warrants or other rights to purchase any such capital stock or securities) will be issued under the Company Incentive Plan or otherwise after the execution of this Agreement. Unless otherwise determined by Holdings, any provision in any Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any Subsidiary or any interest, or release of restrictions, in respect of any capital stock of the Company or any Subsidiary shall be terminated as of the Effective Time. The Parent and the Company shall ensure that prior to the Closing any securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company or any Subsidiary and any options, warrants, calls or other rights to acquire from the Company or any Subsidiary, or other obligations or understandings or arrangements of the Company or any Subsidiary to issue, any capital stock, equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of the Company or any Subsidiary will be cancelled and terminated with no obligation or liability to the Company or any Subsidiary with respect thereto.

          (c)    Defined Contribution Plans.    Effective as of the Closing Date, active participation of all Company and Subsidiary employees in the Exelon Infrastructure Services, Inc. 401(k) Profit Sharing Plan No. 1 and the Exelon Infrastructure Services, Inc. 401(k) Profit Sharing Plan No. 2 (collectively referred to herein as the "Company's Defined Contribution Plans") shall cease. Effective as of the Closing Date, Holdings shall establish or cause to be established a defined contribution retirement plan(s) qualified under Section 401(a) of the Code for the benefit of all Company and Subsidiary employees who are eligible to participate in the Company's Defined Contribution Plans (the "Holdings' 401(k) Plan(s)"). Holdings shall take such actions as are necessary or appropriate to facilitate rollovers to the Holdings' 401(k) Plan(s) of any amounts, including notes evidencing outstanding loans, distributed to Company or Subsidiary employees from the Company's Defined Contribution Plans.

        Section 5.9.    Meeting of the Company's Stockholders.    The Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a stockholder meeting (including the proper delivery of all required notices of such meeting and all other disclosures required by law) to consider and vote on (a) this Agreement, (b) the Merger, (c) the Certificate of Merger and (d) all other transactions contemplated by this Agreement (the "Stockholders Meeting"). At the Stockholders Meeting, all of the shares of Company Common Stock and Company Preferred Stock then owned by the Parent or any other affiliate of the Parent will be voted to approve the items listed in (a)-(d) in the preceding sentence, provided however, that the Parent shall have no obligation under this Section 5.9 to vote any shares of Company Common Stock or Company Preferred Stock owned by it if the Company is entitled to terminate this Agreement in accordance with Section 5.2(b)(iii).

        Section 5.10.    Release of Certain Obligations.    Holdings and the Parent shall each cooperate with the other and use their respective reasonable efforts to cause the Parent and each of its affiliates to be released from all guaranty, surety and other similar obligations other than obligations relating to payment or performance bonds (a) set forth on Schedule 2.22, and (b) of the Company, the Subsidiaries or their businesses provided that Holdings shall have no obligation under this Section 5.10(b) to expend any funds or post any collateral in connection therewith.

        Section 5.11.    Non-Acquired Subsidiaries.    Prior to the Closing, the Parent and the Company shall take all necessary actions, including distributing or otherwise transferring the stock of the Non-Acquired Subsidiaries (and the Parent shall bear all expenses, including any taxes, related thereto), so that the only entities with respect to which the Company or any Subsidiary owns any capital stock or other equity security or interest immediately prior to the Effective Time are the Subsidiaries. Prior to the Effective Time, the Parent, the Company and the Non-Acquired Subsidiaries shall, take all necessary actions, including entering into appropriate assumption agreements and obtaining appropriate releases, such that neither the Company nor any Subsidiary is liable, whether primarily, as a guarantor, or otherwise, with respect to any liability or obligation of the Non-Acquired Subsidiaries.

        Section 5.12.    Escrow Agreement.    Immediately prior to the Effective Time, Merger Sub shall deposit $25,000,000 (the "Escrow Amount") with the Escrow Agent. The Escrow Amount will be held by the Escrow Agent for the benefit of the former holders of Company Common Stock and distributed in accordance with the terms of an escrow agreement in substantially the form of Exhibit D hereto (the "Escrow Agreement") to be entered into on the Closing Date between the Parent and the escrow agent identified therein (the "Escrow Agent"). All disbursements made under the Escrow Agreement shall be considered additional Merger Consideration under the Agreement.

        Section 5.13.    Financing.    The Parent shall, and shall cause the Company and each Subsidiary to, take all action reasonably requested by or on behalf of Holdings, including the preparation for delivery at the Closing of all notes, financing documents, mortgages, loan agreements, pledges, filing statements contemplated by the Uniform Commercial Code and officers' certificates as Holdings may request for the purpose of consummating Holdings' or the Company's financing of the transactions contemplated by this Agreement. The Parent shall, and shall cause the Company and each Subsidiary to, cooperate and provide assistance to Holdings in connection with the preparation of any disclosure documents requested by or on behalf of Holdings in order to facilitate financing of the transactions contemplated by this Agreement.

        Section 5.14.    Management Arrangements.    Parent shall promptly on demand reimburse the Company for (a) the amount of any severance payments and the cost of any health and welfare benefits with respect to employees of the Company or any Subsidiary who were terminated prior to the Closing Date, (b) the amount of any retention and severance payments which are paid pursuant to the terms of the agreements entered into by the Company or any Subsidiary prior to the Closing Date, which terms shall, for the purposes of this Section 5.14, not be amended after the Closing Date to increase amounts payable thereunder, and (c) the amount of any signing bonus, retention and severance payments which are paid, or which become payable on or prior to the second anniversary of the Closing Date, to those employees set forth on Schedule 5.14 pursuant to the terms of agreements entered into by the Company or any Subsidiary on the Closing Date which agreements shall be satisfactory to the Parent in its sole discretion and which agreements shall not be amended after the Closing Date to increase amounts payable thereunder (the "Management Payments"). Neither the Parent nor any of its affiliates shall have any obligation under this Agreement with respect to employees of the Company or the Subsidiaries (i) for any bonus, retention or severance payments other than as set forth in this Section 5.14 or (ii) to the extent that any bonus, retention or severance payments is accrued or reserved for as a current liability on the Closing Date Balance Sheet.

        Section 5.15.    Certain Insurance Matters.    Prior to the Closing, the Company, Holdings and Exelon shall use reasonable efforts to separate the insurance policies of the Company and its subsidiaries so that, at the Closing, the Company, Holdings or one of its affiliates shall provide insurance coverage for the Company and the Subsidiaries, and the Parent shall provide insurance coverage for the Non-Acquired Subsidiaries. If the insurance policies of the Company and its subsidiaries are not separated prior to the Closing, the Parent shall, at its expense, provide letters of credit to secure only those obligations arising from the insurance policies as they relate to the Non-Acquired Subsidiaries.

        Section 5.16.    Performance Bonds.    Prior to the Closing, Holdings shall use its reasonable efforts to obtain a commitment to obtain payment or performance bonds for the Company and the Subsidiaries on commercially reasonable terms.

        Section 5.17.    Loans, Advances, Payables and Other Amounts.    Each of Holdings and Parent shall, prior to Closing, pay in full or contribute to the capital of the Company or a Subsidiary any loans, advances, payables or other amounts (other than payables relating to electric or gas services or other trade payables in the ordinary course of business) due from (i) the Company or any Subsidiary to the Parent or any affiliate of the Parent (other than the Company and the Subsidiaries) or (ii) the Parent or any affiliate of Parent (other than the Company and the Subsidiaries) to the Company or any Subsidiary.

        Section 5.18    OSP Mexico.    Prior to the Closing, the Company shall use reasonable efforts to cause OSP Mexico to be sold, transferred or liquidated and dissolved under the laws of Mexico, provided that under no circumstances shall the Company or any Subsidiary assume any of OSP Mexico's liabilities in connection therewith. After the Closing, each of Holdings and the Company shall use reasonable efforts to cause OSP Mexico to be sold, transferred or liquidated and dissolved, provided that under no circumstances shall Holdings, the Company or any Subsidiary be obligated to assume any of OSP Mexico's liabilities in connection therewith.

        Section 5.19.    Transition Services.    Each of Holdings and the Parent shall provide, and shall cause its affiliates to provide, reasonably necessary transition services to the other party for such period after the Closing as is reasonably necessary to facilitate the transactions contemplated by this Agreement, and all such transition services shall be provided at such party's actual cost which shall include such party's direct and indirect costs. Prior to the Closing, each of Holdings and the Parent shall use reasonable efforts to enter into a transition services agreement relating to such transition services.

        Section 5.20.    Use of InfraSource Name.    Within 120 days of the Closing Date, the use by the Parent or any of its affiliates of the name "InfraSource" or any logo or trademark incorporating the name "InfraSource" or the InfraSource logo (collectively, the "Names and Marks") shall cease. The Parent will, and will cause its affiliates to, use reasonable efforts to remove or obliterate, as soon as reasonably practicable following the Closing Date, all the Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, web sites, mail addresses, domain name services, datalinks, advertisements, shipping documents, and other items and materials.

        Section 5.21.    Forte Power Systems.    From and after the Closing, the Parent shall reimburse the Company for fifty percent (50%) of the amount of any labor costs in excess of $200,000 which are incurred by the Company or any Subsidiary in connection with the repair or replacement of cable (the "Cable") supplied by Forte Power Systems, Alert-O-Lite Inc. or their affiliates (collectively, "Forte") with respect to the Pacific Gas and Electric Tri-Valley Project (the "Project"); provided that the Parent shall have no obligation under this Section 5.21 or otherwise (i) for the first $200,000 of labor costs incurred by the Company or any Subsidiary, (ii) for any labor costs incurred after the first anniversary of the completion of the soak testing of the Cable, and (iii) until the Company pursues all claims of the Company and the Subsidiaries against Forte. From and after the Closing, each of Holdings, the Company and the Subsidiaries agrees that (A) neither party shall consent to the settlement of any claim relating to the Cable without the prior written consent of the other parties, (B) the Company will not, and will cause its subsidiaries not to, amend contracts with Forte or Pacific Gas and Electric Company relating to the Cable or the Project without the prior written consent of the Parent, (C) any amounts held by Mueller Pipeliners, Inc. and due to Forte shall not be paid to Forte without the prior written consent of the Parent, and (D) Holdings and the Company will, and will cause its subsidiaries to, provide such information as reasonably requested by the Parent or its affiliates in connection with the matters set forth in this Section 5.21.

ARTICLE VI

CONDITIONS

        Section 6.1.    Conditions Precedent to Each Party's Obligations.    The respective obligations of each party to consummate the transactions contemplated hereby are subject to fulfillment (or written waiver) of each of the following conditions:

          (a)   No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or Authority which restrains, prohibits or prevents the consummation of the transactions contemplated hereby;

          (b)   Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated; and

          (c)   Each of the Company and each Subsidiary shall have received (and furnished to Holdings evidence thereof reasonably satisfactory to Holdings) any required approvals and consents from all Authorities (including without limitation, state public utility commissions), and such approvals and consents shall not have expired or been withdrawn as of the Closing Date.

        Section 6.2.    Conditions Precedent to Holdings' Obligations.    The obligations of Holdings and Merger Sub to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Holdings in its sole discretion:

          (a)   Each of the Parent and the Company shall have performed its obligations under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof;

          (b)   The representations and warranties of each of the Parent and the Company contained in this Agreement shall be true and correct in all respects without giving effect to any materiality qualifiers on and as of the Closing Date (irrespective of any notice delivered to Holdings or Merger Sub after the date hereof) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, provide however that notwithstanding anything herein to the contrary, this Section 6.2(b) shall be deemed to have been satisfied unless the failure of such representations and warranties to be true and correct has resulted in, or could reasonably be expected to result in, a Material Adverse Change;

          (c)   The Company shall have distributed or otherwise transferred the stock of the Non-Acquired Subsidiaries, and immediately prior to the Effective Time, the only entities with respect to which the Company or any Subsidiary owns any capital stock or other equity security or interest shall be the Subsidiaries;

          (d)   There shall not have occurred, or facts or circumstances exist that could reasonably be expected to result in, any Material Adverse Change;

          (e)   Holdings shall have received a certificate of the President of each of the Parent and the Company, on behalf of each of the Parent and the, Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in clauses (a), (b), (c), (d), (k),(l) and (n) above;

          (f)    This Agreement, the Merger and all other transactions contemplated by this Agreement shall have been duly adopted and approved by the requisite vote of the Company's stockholders in accordance with applicable law and the Company's certificate of incorporation and bylaws;

          (g)   Holdings shall have received a certificate, dated the Closing Date, duly executed by the Secretary of the Company, on behalf of the Company, certifying as to: (i) the attached copy of the resolutions of the Board of Directors (or a duly authorized committee) of the Company and the stockholders of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement or any other document or instrument contemplated hereby;

          (h)   Holdings shall have received a certificate, dated the Closing Date, duly executed by the Secretary of the Parent, on behalf of the Parent, certifying as to: (i) the attached copy of the resolutions of the Board of Directors (or a duly authorized committee or officer) of the Parent authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of the Parent executing this Agreement or any other document or instrument contemplated hereby;

          (i)    Holdings shall have received a certificate of the Company's, the Parent's and each Subsidiary's organization, valid existence and good standing as a domestic corporation or limited liability company, as the case may be, in the jurisdiction of its formation, as of a date no more than five days prior to the Closing Date;

          (j)    Holdings shall have received from counsel for Exelon Corporation, the Parent and the Company opinions dated the Closing Date addressing the topics set forth in Exhibit E hereto;

          (k)   Any loans, advances, payables or other amounts (other than payables relating to electric or gas services or other trade payables in the ordinary course of business) due from (i) the Company or any Subsidiary to the Parent or any affiliate of the Parent (other than the Company and the Subsidiaries) or (ii) the Parent or any affiliate of Parent (other than the Company and the Subsidiaries) to the Company or any Subsidiary shall have been paid in full or contributed to the capital of the Company or such Subsidiary;

          (l)    Immediately prior to and at the Effective Time, neither the Company nor any Subsidiary shall have any indebtedness for, or guarantee in respect of, borrowed money (other than any guarantee or indebtedness (i) for any capital leases to the extent included as current liabilities in the calculation of Closing Date Working Capital, (ii) incurred by guaranty, suretyship or similar arrangement among the Company and any Subsidiary for any Performance Bond, (iii) due to the Company or any Subsidiary or (iv) as set forth on Schedule 2.22)

          (m)  The Parent and Exelon Corporation shall have executed and delivered to Holdings the Non-Competition Agreement and the Volume Agreement;

          (n)   Any and all securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company or any Subsidiary and any options, warrants, calls or other rights to acquire from the Company or any Subsidiary, or other obligations or understandings or arrangements of the Company or any Subsidiary to issue any capital stock, equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of the Company or any Subsidiary shall have been cancelled and terminated with no obligation or liability to the Company or any Subsidiary with respect thereto;

          (o)   Holdings shall have completed all arrangements necessary to finance the transactions on commercially reasonable terms, and Holdings shall have received the cash proceeds from such financing;

          (p)   Holdings shall have received a commitment to obtain payment or performance bonds for the Company and the Subsidiaries on commercially reasonable terms;

          (q)   The contract between the Company and PECO Energy Company shall have been amended to remove the provisions that the Company may be required to perform work "at cost" and that all invoicing and payments will be handled through inter-company journal entries;

          (r)   The Company shall have received, and provided Holdings evidence of consents pursuant to the terms of the agreements set forth in Schedule 6.2(r), and such consents shall not have expired or been withdrawn as of the Closing Date.

          (s)   The Payment shall have been made in accordance with Section 9.12.

          (t)    If required by law, the Parent and the Company shall have filed all required notices and forms, and shall have obtained any and all approvals or other proof of compliance with the Connecticut Property Transfer Law, Conn. Gen. Stat. §§ 22a-134-22a-134e, as amended by Public Act 01-204, with respect to the property owned by Electrical Services, Inc. located at 182 Commerce Street, East Haven, Connecticut.

        Section 6.3.    Conditions Precedent to Each of the Parent's and the Company's Obligations.    The Parent's and the Company's obligation to consummate transactions contemplated hereby is subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Parent and the Company:

          (a)   Holdings shall have performed its obligations under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof;

          (b)   The representations and warranties of Holdings contained in this Agreement shall be true and correct in all material respects, on and as of the Closing Date; (irrespective of any notice delivered to the Company after the date hereof) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

          (c)   The Parent shall have received a certificate of the President of Holdings, dated the Closing Date, on behalf of Holdings, certifying to the fulfillment of the conditions set forth in clauses (a) and (b) above;

          (d)   The Parent shall have received from counsel for Holdings and the Merger Sub an opinion dated the Closing Date addressing the topics set forth in Exhibit F;

          (e)   This Agreement and all other transactions contemplated by this Agreement shall have been duly adopted and approved by the requisite vote of the holders of the capital stock of Merger Sub and approved by the Board of Directors or Merger Sub in accordance with applicable law and Merger Sub's certificate of incorporation and bylaws; and

          (f)    The Company shall have received a certificate, dated the Closing Date, duly executed by the Secretary of Holdings, on behalf of Holdings, certifying as to: (i) the attached copy of the resolutions of Holdings authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of Holdings executing this Agreement or any other document or instrument contemplated hereby.

          (g)   The Escrow Amount shall have been paid by Merger Sub in accordance with Section 5.12.

ARTICLE VII

TERMINATION AND ABANDONMENT

        Section 7.1.    Termination.    Except with respect to provisions that expressly survive the termination of this Agreement, this Agreement may be terminated at any time prior to Closing:

          (a)   by mutual written agreement of Holdings, the Company and the Parent;

          (b)   by either Holdings, on the one hand, or the Company and the Parent, on the other hand, if a court of competent jurisdiction or Authority shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Closing of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

          (c)   by either Holdings, on the one hand, or the Company and the Parent, on the other hand, if the Closing shall not have occurred within 270 days after the date of this Agreement and the terminating party is not in material breach of this Agreement;

          (d)   by either Holdings, on the one hand, or the Company and the Parent, on the other hand, if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the Company stockholders in favor of this Agreement and approval of the Merger shall not have been obtained provided that in order for the termination of this Agreement by the Company or the Parent pursuant to this paragraph (d) to be deemed effective, and as a condition thereto, the Company shall have paid the Termination Fee in accordance with Section 7.2(b);

          (e)   by the Company in accordance with Section 5.2(b)(iii) provided that in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, and as a condition thereto, the Company shall have paid the Termination Fee;

          (f)    by the Company or the Parent if a breach of any representation, warranty, covenant or agreement on the part of Holdings set forth in this Agreement shall have occurred which if uncured would cause any conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by Holdings of written notice of such breach from the Company or the Parent;

          (g)   by Holdings if a breach of any representation, warranty, covenant or agreement on the part of the Company or the Parent set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 6.2(a) or 6.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by the Company or the Parent of written notice of such breach from Holdings;

          (h)   by Holdings, if: (i) the Company or the Parent shall have entered into, or disclosed its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Transaction Proposal with any person other than Holdings, or (ii) on or prior to the expiration of thirty (30) business days after receipt of an Acquisition Transaction Proposal, the Company or Parent fails to confirm in writing to Holdings that it and its representatives have discontinued discussions with the persons that made the Acquisition Transaction Proposal and that it intends to consummate the transactions contemplated by this Agreement.

        Section 7.2.    Fees and Expenses.

          (a)   Except as otherwise expressly provided in this Agreement, each of the parties hereto will bear its own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the documents and instruments contemplated hereby and in connection with and the transactions contemplated hereby and thereby, including all fees and disbursements of counsel, accountants, appraisers and other advisors retained by such party, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (a) the Parent will bear its expenses and those of each Subsidiary, or (b) if such expenses are to be borne by the Company, they shall be paid prior to the Closing Date or included as current liabilities in the calculation of Closing Date Working Capital.

          (b)   If this Agreement is terminated by Holdings pursuant to Section 7.1(d) or Section 7.1(h), then the Company shall pay to Holdings a termination fee in the amount of $12,500,000 (the "Termination Fee") immediately after the termination of this Agreement.

          (c)   If this Agreement is terminated by the Company or the Parent pursuant to Section 7.1(d) or (e), then the Company shall pay to Holdings the Termination Fee prior to, and as a condition to, effectiveness of such termination.

Any Termination Fee payable under this Section 7.2 shall be paid in immediately available funds.

        Section 7.3.    Procedures and Effect of Termination.    If this Agreement is terminated as provided herein, there shall be no liability or obligation on the part of Holdings, Merger Sub, the Parent, the Company, any Subsidiary or any of their respective officers, directors, stockholders or affiliates (except for the obligations of the parties contained in Section 7.2 and Article X); provided, however, that if such termination results from the willful breach by the non-terminating party of any material representation, warranty, covenant or agreement in this Agreement the foregoing limitations and the limitations set forth in Section 7.2(a) shall not apply.

ARTICLE VIII

INDEMNIFICATION

        Section 8.1.    The Parent's Obligations to Indemnify.    Subject to the limitations and procedures contained in this Article VIII, from and after the Closing the Parent will indemnify, defend and hold harmless, Holdings, Merger Sub, the Company, the Subsidiaries and each of their respective directors, officers, employees and representatives (each, a "Buyer Indemnified Party"), from and against any and all claims, losses, settlements, liabilities, damages, costs or expenses (including reasonable attorneys' fees and disbursements but excluding any punitive damages) (collectively, "Losses") caused by or resulting from (a) any breach of any of the Business Representations and Warranties of the Parent or the Company contained in this Agreement, (b) any breach of any of the Fundamental Representations and Warranties of the Parent or the Company contained in this Agreement, (c) any breach of any covenant or agreement of the Parent or the Company contained in this Agreement, (d) each Non-Acquired Subsidiary, (e) any Dissenting Shares, (f) any payments made by the Company or any of the Subsidiaries with respect to all Performance Bonds of the Non-Acquired Subsidiaries, (g) any payments made by Holdings, the Company or any of the Subsidiaries relating to tax liabilities of OSP Mexico arising from facts or circumstances in existence prior to the Closing Date in excess of the amounts recovered from the escrow account in respect of such liabilities held by the Company or any Subsidiary from the prior owners of OSP Consultants, Inc., and (h) (i) any Environmental Condition at, on, under or from the properties located at 2900, 2936 and 2940 166th Street, New Berlin, Wisconsin (collectively, the "New Berlin Facility"), or (ii) any Remedial Work at the property located at 1300 Underwood Drive, Deer Park, Texas (the "Deer Park Facility") that is necessary to obtain a "Final Certificate of Completion" or equivalent resolution from the Texas Commission on Environmental Quality ("TCEQ") in connection with the on-going Remedial Work at the Deer Park Facility (as referenced under the TCEQ Voluntary Cleanup Program (Case No. TNRCC VCP No. 1216)). For purposes of this Agreement, "Environmental Condition" shall mean the presence, Release or threatened Release of Hazardous Materials existing as of the Closing Date, and "Remedial Work" shall mean the investigation, removal, or remediation of any Environmental Condition, including, without limitation, any monitoring, construction, operation, clean-up or related work or activities. "Remedial Work" may include the use of institutional controls that are permitted under applicable Environmental Laws or by the TCEQ, including, without limitation, restrictions on the future development of the property for residential purposes and groundwater withdrawal, provided, however, that any such institutional controls shall not unreasonably interfere with Buyer Indemnified Parties' use of the Facilities (as defined below) as an industrial establishment and any such restriction may not be obtained, implemented or recorded without first obtaining the approval of Buyer indemnified Party, which such approval shall not be unreasonably withheld. Hereinafter, the New Berlin Facility and the Deer Park Facility are collectively referred to as the "Facilities."

        "Fundamental Representations and Warranties" means the representations and warranties made in Sections 2.1-2.4 inclusive, Section 2.8, Sections 3.1-3.4 inclusive and Sections 4.1-4.3 inclusive.

        "Business Representations and Warranties" means all the representations and warranties made by the Parent, the Company or Holdings other than the Fundamental Representations.

        Section 8.2.    Holdings' Obligations to Indemnify.    Subject to the limitations and procedures contained in this Article VIII, Holdings shall indemnify, defend and hold harmless the Parent and the Company and each of their respective directors, officers, employees and representatives (each, a "Seller Indemnified Party" and, together with the Buyer Indemnified Parties, the "Indemnified Parties"), from and against any and all Losses caused by or resulting from (a) any breach of any of the Business Representations and Warranties of Holdings contained in this Agreement, (b) any breach of any of the Fundamental Representations and Warranties of Holdings contained in this Agreement, (c) any breach of any covenant or agreement of Holdings contained in this Agreement, (d) any payments made by Parent and Exelon Corporation with respect to all Performance Bonds of the Company and the Subsidiaries (other than obligations of the Non-Acquired Subsidiaries), and (e) any payments made by the Parent or any of its affiliates pursuant to any guaranty, surety and other similar obligation of the Parent or any of its affiliates with respect to the Company, the Subsidiaries or their businesses (other than any obligation with respect to the Non-Acquired Subsidiaries).

        Section 8.3.    Notice and Opportunity to Defend.    The obligations and liabilities of any party hereto against which indemnification is sought hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to this Section 8.3.

          (a)   Promptly after receipt by any Indemnified Party of notice of any demand or claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that could reasonably be expected to result in a Loss, the Indemnified Party shall promptly give notice thereof (a "Claims Notice") to any other party obligated to provide indemnification pursuant to Section 8.1 or 8.2 (each, an "Indemnifying Party"). Each Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss allegedly suffered by the Indemnified Party. Failure to give such notice to the Indemnifying Party shall not affect the indemnification obligations hereunder except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party.

          (b)   Without the consent of the Indemnified Party, the Indemnifying Party shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement unless such judgment or settlement includes the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is the subject of such claim. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party does not timely elect to compromise or defend the Asserted Liability, the Indemnified Party may pay, compromise or defend such Asserted Liability. The Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying

  Party any books, records or other documents within its control, and the reasonable assistance of its officers, directors, employees, consultants, accountants and representatives.

        Section 8.4.    Procedure for Claims by Parties.    In the event that any party incurs or suffers any Losses with respect to which indemnification may be sought by such party pursuant to this Article VIII (other than in respect of third party claims), the Indemnified Party shall assert the claim by a Claims Notice to the Indemnifying Party. The Claims Notice shall state the nature and basis of the claim in reasonable detail based on the information available to the Indemnified Party. Each Indemnifying Party to whom a Claims Notice is given shall promptly respond to any Indemnified Party that has given a Claims Notice (a "Claim Response"). Any Claim Response shall specify whether or not the Indemnifying Party given the Claim Response disputes the claim described in the Claims Notice.

        Section 8.5.    Limitations on Indemnification.    The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

          (a)   Except as otherwise provided below, (i) the Parent shall not be' obligated to pay any indemnification amounts pursuant to Section 8.1(a) for Losses unless and until the aggregate amount of all Losses pursuant thereto exceeds $2,500,000 (the "Deductible"), whereupon the Buyer Indemnified Parties shall be entitled to indemnification under Section 8.1(a) only to the extent that Losses exceed the Deductible (provided that the aggregate liability of the Parent in respect of breaches of representations and warranties under Section 8.1(a) will not in the aggregate exceed $25,000,000); (ii) the Parent shall not be obligated to pay any indemnification amounts pursuant to Section 8.1(b) for Losses unless and until the aggregate amount of all Losses exceeds an amount equal to the Deductible, whereupon the Buyer Indemnified Parties shall be entitled to indemnification under Section 8.1(b) only to the extent that Losses exceed the Deductible (provided that the aggregate liability of the Parent in respect of Losses under Section 8.1(b) will not in the aggregate exceed $250,000,000); (iii) the Parent shall be obligated to pay any indemnification amounts pursuant to Sections 8.1(c), (d), (e), (f), (g) and (h) without regard to the Deductible or any aggregate limit; (iv) Holdings shall not be obligated to pay any indemnification amounts pursuant to Section 8.2(a) for Losses in respect of breaches of representations and warranties unless and until the aggregate amount of all Losses pursuant thereto exceeds an amount equal to the Deductible, whereupon the Seller Indemnified Parties shall be entitled to indemnification under Section 8.2(a) only to the extent that Losses exceed the Deductible (provided that the aggregate liability of Holdings in respect of breaches of representations and warranties under Section 8.2(a) will not in the aggregate exceed $25,000,000), (v) Holdings shall not be obligated to pay any indemnification amounts pursuant to Section 8.2(b) for Losses unless and until the aggregate amount of all Losses exceeds an amount equal to the Deductible, whereupon Holdings shall be entitled to indemnification under Section 8.2(b) only to the extent that Losses exceed the Deductible (provided that the aggregate liability of Holdings in respect of Losses under Section 8.2(b) will not in the aggregate exceed $250,000,000) and (vi) Holdings shall be obligated to pay any indemnification amounts pursuant to Sections 8.2(c), (d) or (e) without regard to the Deductible or any aggregate limit.

          (b)   Subject to Section 8.7 hereof, no claims for indemnification in respect of Sections 8.1(a) or 8.2(a) shall be made after the date, if any, on which the applicable representation or warranty upon which such claim was based ceases to survive pursuant to Section 8.6.

          (c)   The foregoing limitations on the indemnification obligations set forth in this Section 8.5 shall not apply to any covenants or obligations of any party to this Agreement.

          (d)   Notwithstanding anything contained in this Agreement, no Buyer Indemnified Party shall be entitled to any indemnification under this Agreement with respect to any Losses arising from any breach of a representation or warranty under Sections 2.25, 2.27 or 2.28 of this Agreement as it may relate to the Company's or any Subsidiary's relationship as a third party provider of services to Exelon Corporation or any of its affiliates.

          (e)   No Buyer Indemnified Party shall be entitled to any indemnification under this Agreement with respect to any Losses arising from any breach of representation or warranty under Section 2.12 in connection with any matter identified in any environmental report prepared for the benefit of Holdings or any of its affiliates between the date of this Agreement and the Closing Date which report relates to OSP Consultants, Inc., OSP Telcom, Inc., RJE Telecom Inc., OSP, Inc., OSP Mexico, International Communications Services, Inc., Blair Park Services, Inc., Sunesys, Inc. or Sunesys of Virginia, Inc. except to the extent the matters set forth therein result in a Material Adverse Effect.

          (f)    Notwithstanding anything to the contrary in this Agreement, Buyer Indemnified Parties shall not be entitled to any indemnification under this Agreement for any Losses arising under Section 8.l(h)(i) above (i) unless and until (A) a claim has been made or an order has been issued against Buyer Indemnified Parties by any third-party, including any Authority, or (B) the Environmental Condition requires investigation or remediation under, or constitutes a violation of applicable Environmental Law, and (ii) any Losses in excess of those incurred in connection with Section 8.5(f)(i).

          (g)   Notwithstanding any other provision of this Agreement, to the extent that any matter for which Buyer Indemnified Parties seeks indemnity from the Parent under Section 8.1(h) of this Agreement requires Remedial Work, the Parent shall have the right, but not the obligation, to exclusively control such Remedial Work and any claims, actions, suits or proceedings related thereto; provided, however, that the performance of such Remedial Work by the Parent shall not unreasonably interfere with Buyer Indemnified Parties' use and operation of the Facilities or their interests therein, and any such Remedial Work shall comply with all applicable Environmental Laws and requirements of Authorities.

          (h)   Notwithstanding any other provision of this Agreement, to the extent that any Remedial Work is required at the Facilities, the Parent shall only be required to perform such Remedial Work that is necessary under applicable Environmental Laws considering the industrial use of the property as of the Closing Date and required for issuance of a certificate of completion, no further action or similar approval from any Authority with jurisdiction over the Facilities. In the event that the Authority does not issue such certification or approval in the normal course, the Parent shall obtain from an environmental consultant with expertise in the area an opinion stating that the Remedial Work has been performed in accordance with applicable Environmental Law or as required by the relevant Authority.

          (i)    Subject to Section 8.5(j) below, no person's right to indemnification shall be affected by any investigation conducted with respect to, or any actual knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation.

          (j)    Except for matters set forth in Article IX and Sections 8.1(b), (d), (e), (f), (g) and (h) and Section 8.2(b), (d) and (e), no person shall be entitled to indemnification under this Agreement with respect to a breach of or non-compliance with a particular representation and warranty or covenant or obligation if such party had actual knowledge of the breach of or non-compliance with, such representation, warranty, covenant, or obligation unless the other party also had actual knowledge of such breach of or non-compliance with, any representation, warranty, covenant, or obligation. For the purposes of this Section 8.5(j), actual knowledge of Buyer Indemnified Parties shall include only the actual knowledge of Ian Schapiro, Michael Harmon, Chris Brothers and John Licciardello, and actual knowledge of Seller Indemnified Parties shall include only those persons specified in Section 10.8(c).

        Section 8.6.    Survival.    All covenants and agreements contained in this Agreement shall survive the Closing Date in perpetuity and shall remain in full force and effect. The representations and warranties set forth in Articles II, III and IV of this Agreement shall survive the Closing Date for a period until the earlier of (i) the completion by Holdings of its audit for the year ended December 31, 2004 or (ii) the date which is eighteen months from Closing Date, except that (a) the representations in Sections 2.10(a), 2.10(b), 2.12, 2.16 and 2.20 shall survive the Closing Date for a period of three years, (b) the representations in Section 2.8 shall survive the Closing Date until the date on which the statute of limitations applicable to such matters expires, (c) the representations and warranties in Sections 2.1-2.4, 3.1-3.4 and 4.1-4.3 shall survive the Closing Date in perpetuity, and (d) the foregoing time limitations shall not apply to any claims which have been the subject of a written notice prior to expiration of the applicable time period.

        Section 8.7.    Sole and Exclusive Remedy.    Except as set forth in Section 1.12 or Article IX, this Article VIII sets forth the sole and exclusive remedy of each party from and after the Closing to indemnify or otherwise protect the other party against any loss, liability or expense arising out of or related to the transactions contemplated by this Agreement provided, that notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit any party's remedy at law or in equity for fraud or fraudulent misrepresentation or in which any party may seek specific performance or other equitable relief.

ARTICLE IX

TAX MATTERS

        Section 9.1.    Termination of Tax Sharing Agreement.    The Parent hereby covenants and agrees that, except as otherwise provided in this Article IX, all Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Company or any Subsidiary, on the one hand, and any other person, on the other hand, and any obligations thereunder shall terminate as of the Closing Date and each of the Company and each Subsidiary shall have no liability thereunder.

        Section 9.2.    The Parent's Returns and Taxes.

          (a)   The Parent shall cause the Company and each Subsidiary (the "Acquired Companies") to continue to be included for all taxable periods ending on or prior to the Closing Date in the consolidated, combined or unitary income or franchise Tax Returns that include the Acquired Companies ("Pre-Closing Consolidated Returns").

          (b)   The Parent shall timely prepare and file (or cause to be prepared and filed) all (i) Pre-Closing Consolidated Returns and (ii) all other Tax Returns of the Company and each Subsidiary for all taxable periods ending on or before the Closing Date ("Stand-Alone Income Tax Returns" and, collectively with the Pre-Closing Consolidated Returns, the "Seller's Returns"). All Seller's Tax Returns which include the Company or any Subsidiary shall be prepared in a manner consistent with prior practice in respect of such entities. The Parent shall provide Holdings with a copy of any Stand-Alone Income Tax Return at least 30 days prior to the due date for filing such return, and Holdings shall have 10 business days in which to review and to dispute the approval of such return (which approval shall not be unreasonably withheld) prior to the filing thereof. If Holdings objects to the approval of such return and Holdings and Parent cannot agree on the disputed items in such return at least 10 business days prior to the applicable filing deadline of such return, the disputed items shall be resolved by the Accounting Referee prior to the applicable filing date, and the return shall be prepared and filed in accordance with the terms of such resolution. The fees and disbursements of the Accounting Referee shall be allocated between Holdings and the Parent in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Referee that are unsuccessfully disputed by each party (as finally determined by the Accounting Referee) bears to the total amount of all disputed items submitted to the Accounting Referee.

          (c)   The Parent shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Seller's Returns, including any Taxes attributable to the Elections described in Section 9.8 ("Seller's Taxes"), to the extent such Taxes in the aggregate exceed the total amount of accruals for Taxes set forth as current liabilities on the Closing Date Balance Sheet and treated as current liabilities in the calculation of Closing Date Working Capital.

          (d)   The Parent, Holdings and the Company agree that if the Company or any Subsidiary is permitted under any applicable state or local income tax law to treat the Closing Date as the last day of a taxable period, the Parent, Holdings and the Company shall treat (and cause their respective affiliates to treat) the Closing Date as the last day of a taxable period.

        Section 9.3.    Holdings' Returns and Taxes.

          (a)   Holdings shall timely prepare and file (or cause to be prepared and filed) all Tax Returns required by law of the Company and each Subsidiary that are not required to be prepared and filed by Parent pursuant to Section 9.2 ("Holdings Returns"). Holdings shall timely pay or cause to be paid all Taxes due and payable on Holdings' Returns ("Holdings' Taxes").

          (b)   In the event a taxable period reflected in a Holdings' Return includes a period beginning prior to the Closing Date, the Closing Date Balance Sheet and the Closing Date Working Capital shall reflect (as a current liability for amounts unpaid net of amounts paid) the portion of Holdings' Taxes allocable to the period up to and including the Closing Date ("Seller's Accrued Taxes"). Such allocable portion shall, in the case of Taxes other than Taxes based on income, franchise, sales or similar Taxes be determined by ratably apportioning Holdings' Taxes on a daily basis and, in the case of other Taxes, be determined based on a closing of the books on the Closing Date. Holdings shall provide Parent with a copy of any Income Tax Return it prepares that includes Seller's Accrued Taxes at least thirty (30) days prior to the due date for filing such return, and Parent shall have 10 business days in which to review and dispute the approval of such return (which approval shall not be unreasonably withheld) prior to the filing thereof. If Parent objects to the approval of such return and Holdings and Parent cannot agree on the disputed items in such return at least 10 business days prior to the applicable filing deadline of such return, the disputed items shall be resolved by the Accounting Referee, and the return shall be prepared and filed in accordance with the terms of such resolution. Parent shall pay to Holdings prior to the filing of any Holdings' Return Parent's allocable portion of Holdings' Taxes, as determined pursuant to this Section 9.3, to the extent such portion exceeds Seller Accrued Taxes. The fees and disbursements of the Referee shall be allocated between Holdings and Parent in the same proportion that the aggregate amount of the disputed items submitted to the Referee that are unsuccessfully disputed by each party (as finally determined by the Referee) bears to the total amount of all disputed items submitted to the Referee.

        Section 9.4.    Tax Cooperation.    Holdings and the Parent and their respective officers, employees and service providers shall reasonably cooperate with each other in connection with the preparation of all Tax Returns with respect to the Company and each Subsidiary and with any tax investigation, audit or other proceeding related to the Company and each Subsidiary. Holdings and the Parent shall preserve all information, returns, books, records and documents (the "Documents") relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period; provided that if Holdings or Parent, as the case may be, provides such Documents (or provides the opportunity to obtain such Documents) to Parent or Holdings, as the case may be, then such Documents are no longer required to be preserved.

        Section 9.5.    Indemnification.    From and after the Closing Date, the Parent shall indemnify, defend and hold harmless Holdings, the Company and the Subsidiaries from and against (a) any Taxes of the Company or any Subsidiary for all tax periods ending on or before the Closing Date and the portion of all Taxes allocable to Parent under Section 9.3(b) hereof for any taxable period that includes (but does not end on) the Closing Date to the extent such Taxes in the aggregate have not already been treated as a current liability in the calculation of Closing Date Working Capital, (b) any Taxes payable pursuant to Section 9.2(c), (c) Taxes payable by Parent pursuant to Section 9.10, and (d) any Tax liability resulting from or relating to the Company's or any Subsidiary's liability for any Taxes of any consolidated group of which the Company or such Subsidiary, as the case may be, was a member on or before the Closing Date pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous foreign, state or local tax provision; provided, however, that the Parent's obligation hereunder shall be net of deferred Tax benefits available to the Company or any Subsidiary, as the case may be to the extent actually realized by the Company or any Subsidiary, as the case may be. As used herein, the amount of any "deferred Tax benefits" means the decrease in liability for Taxes of the Company or any Subsidiary resulting solely from Parent's obligation to provide indemnification under this Section 9.5, determined by comparing (i) the liability of the Company or any Subsidiary, as the case may be, in respect of Taxes without taking into account Parent's obligation to provide indemnification under this Section 9.5 with (ii) the liability of the Company or any Subsidiary, as the case may be, in respect of Taxes taking into account the Parent's obligation to provide indemnification under this Section 9.5. If any deferred Tax benefits are actually realized by the Company or a Subsidiary in a taxable year after the taxable year in which it has received an indemnity payment hereunder which relates thereto, Holdings shall promptly repay to Parent such portion of such indemnity payment as would not have been paid has such deferred Tax benefit been actually realized in the same taxable year in which the indemnity payment was made. Holdings shall cause the Company or any Subsidiary, as the case may be, to make available to Parent and its agents and representatives all pertinent records, materials and information, and provide reasonable access during normal business hours to such entity's employees, properties, books and records, and shall otherwise cooperate with and assist Parent and its agents and representatives in reviewing the propriety and amount of any reductions in indemnity amounts described above, including the availability and/or amounts of deferred Tax benefits available. The Parent shall pay such amounts as they are obligated to pay to Holdings under the preceding sentence within 15 days after payment of any applicable Tax liability by Holdings, the Company or any Subsidiary and to the extent not paid by the Company within such 15-day period shall thereafter include interest thereon at a rate equal to the statutory underpayment rate provided for in Section 6621 of the Code or any analogous foreign, state or local tax provision (the "Statutory Rate").

        Section 9.6.    Notification of Proceedings; Control; Refunds.

          (a)   In the event that any party receives notice, whether orally or in writing, of any pending or threatened federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect another party, the party receiving notice shall notify in writing the potentially affected party within fifteen days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other party has been materially prejudiced.

          (b)   The Parent or Holdings (as applicable, the "Controlling Party") shall have the right to control any audit or examination by any taxing Authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to those Tax Returns that each is required to prepare and file pursuant to Sections 9.2 and 9.3; provided, however, that in the event that any such adjustment could have an adverse effect on the Tax liability of the other party (or affect Holdings by having an effect on the Tax liability of the Company or any Subsidiary) (the

  "Affected Party"), the Controlling Party (i) shall give the Affected Party written notice of any such adjustment, (ii) shall permit the Affected Party to participate, at the Affected Party's expense, in the proceeding to the extent the adjustment may affect the Tax liability of the Affected Party and (iii) shall not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld. Parent, the Company and Holdings shall each be entitled to retain for their own account any refunds of Taxes attributable to those Tax Returns that each is required to prepare and file pursuant to Sections 9.2 and 9.3 and shall pay to the other the amount of any refund to which the other is entitled within 15 days after the receipt of such refund and, to the extent not paid within such 15-day period, shall thereafter include interest at the Statutory Rate; provided that Parent shall not be entitled to, and shall promptly pay over to the Company upon receipt, any such refunds of Taxes to the extent amounts in respect thereof were included as current assets in the calculation of Closing Date Working Capital.

        Section 9.7.    Tax Effect of Payments.    Holdings, Company and the Parent agree that any indemnification payments made pursuant to this Article IX or Article VIII shall be treated for tax purposes as an adjustment to the Merger Consideration unless otherwise required by applicable law.

        Section 9.8.    Section 338(h)(10) Elections.

          (a)   The Parent shall cause Exelon Corporation to join with Holdings in making (or causing to be made), and Holdings hereby agrees to make, a timely election under Section 338(h)(10) of the Code (and any comparable elections under state and local income Tax law) with respect to the Company and each of the Subsidiaries (individually, any such election referred to herein as an "Election" and, collectively, such elections referred to herein as the "Elections").

          (b)   In connection with any Election with respect to the Company and each of the Subsidiaries, as promptly as practicable following the Closing, Holdings and Parent shall agree to: (i) a determination of the "Aggregate Deemed Sales Price" and the "Adjusted Grossed Up Basis" (each, as defined under applicable Treasury Regulations) with respect to the Company and each of the Subsidiaries and (ii) an allocation of each such Aggregate Deemed Sales Price and Adjusted Grossed Up Basis among the assets of the Company and each of the Subsidiaries, which allocations shall be made in accordance with section 338 of the Code and any applicable Treasury Regulations (each, a "Section 338(h)(10) Allocation Statement"). Within 90 days following the Closing, Holdings shall deliver any proposed Elections and Section 338(h)(10) Allocation Statements to the Parent for its review and comment. The Parent shall notify Holdings, within 30 days following receipt of any such proposals, of any disputed items related to such proposals and the parties shall attempt to resolve such disputes promptly. If Holdings and the Parent cannot agree on the amount(s) and allocation(s) within 30 days prior to the applicable filing deadline of any such Elections, such amount(s) and allocation(s) shall be prepared by the Accounting Referee. The fees and disbursements of the Referee shall be allocated between Holdings and Parent in the same proportion that the aggregate amount of the disputed items submitted to the Referee that are unsuccessfully disputed by each party (as finally determined by the Referee) bears to the total amount of all disputed items submitted to the Referee. Any Section 338(h)(10) Allocation Statement prepared pursuant to this Section 9.8(b) shall be final, conclusive and binding on Holdings, Exelon Corporation and the Parent.

          (c)   Holdings, Exelon Corporation and the Parent: (i) shall be bound by the determinations of any Section 338(h)(10) Allocation Statements determined pursuant to Section 9.8(b) consistently therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any taxing Authority in a manner consistent with any Section 338(h)(10) Allocation Statements and (iii) shall take no position inconsistent with any Section 338(h)(10) Allocation Statements in any Tax Return, any Action before any Tax authority or otherwise. In the event that a Section 338(h)(10) Allocation Statement is disputed by any taxing Authority, the party receiving notice of such dispute shall promptly notify in writing and consult with the other party hereto concerning resolution of such dispute.

          (d)   Exelon Corporation, Parent, Holdings and their affiliates shall cooperate in the preparation and timely filing of (i) Forms 8023 with respect to any Election and any comparable state or local forms or reports and (ii) to the extent permissible by or required by law, any corrections, amendments, or supplements thereto. To the extent necessary for the valid filing of any such corrections, amendments, supplements, forms or reports, the Parent, Exelon Corporation and Holdings shall cooperate in the timely execution thereof. Neither the Parent nor Holdings shall, or shall permit any of their affiliates to, take any action to modify any of the forms or reports (including any corrections, amendments, or supplements thereto) that are required for the making of any Election after their execution or to modify or revoke any of the Elections following the filing of the Forms 8023 without the prior written consent of the other party.

        Section 9.9.    U.S. Real Property Interest.    In accordance with Section l.1445-2(c)(3) of the Treasury Regulations, the Company shall provide to Holdings a statement in compliance with Section 1.897-2(h) of the Treasury Regulations ("Section 897 Statement"), certifying that the shares of Company Common Stock do not constitute a U.S. real property interest as defined in Section 897(c)(1)(A)(ii). The Section 897 Statement shall be signed and dated (not more than 30 days prior to the Closing Date) by a responsible Company officer who has verified under penalties of perjury that the Section 897 Statement is correct to such officer's knowledge and belief. Further, the Parent shall provide to Holdings a statement in compliance with Section 1.1445-2(b)(2)(iii) of the Treasury Regulations ("Non-Foreign Affidavit") signed and dated (not more that 30 days prior to the Closing Date) by a responsible Parent officer who has verified under penalties of perjury that the Non-Foreign Affidavit is true, correct and complete to such officer's best knowledge.

        Section 9.10.    Transfer Taxes.    Notwithstanding any other provision of this Agreement to the contrary, the Parent and Holdings shall each assume and promptly pay when due one-half of all sales, use, transfer, documentary, stamp, recording and similar Taxes incurred in connection with any of the transactions contemplated by this Agreement.

        Section 9.11.    Conflicts.    Notwithstanding any other provision of this Agreement, in the event of a conflict between this Article IX and other provisions of this Agreement, this Article IX shall govern and control. Notwithstanding anything to the contrary contained herein, the obligations of the Parent, Holdings and the Company shall survive the Closing in perpetuity and remain in full force and effect.

        Section 9.12.    Consideration.    Parent agrees to pay to Holdings at the Closing an amount equal to $26,250,000 (the "Payment") in cash by wire transfer of immediately available funds in partial satisfaction of Merger Sub's obligations in Section 1.8(a). Holdings hereby directs Parent to pay the Payment to the Paying Agent. The parties agree that, for tax and accounting purposes, the Payment shall be a reduction in the Merger Consideration.

ARTICLE X

MISCELLANEOUS

        Section 10.1.    Amendment and Modification.    This Agreement may be amended, modified, supplemented or altered only by a written agreement signed by Holdings, the Company and the Parent.

        Section 10.2.    Waiver of Compliance; Consents.    Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived, but only if such waiver is in writing and is signed by the party against whom the waiver is to be effective. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

        Section 10.3.    Notices.    All notices and other communications hereunder shall be in writing (including by fax) and shall be deemed to have been duly given when delivered in person (including by overnight courier), when faxed during business hours (with confirmation of transmission having been received) or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice).

  (a)
  If to Holdings or Merger Sub:

    GFI Energy Ventures LLC
    11611 San Vicente Boulevard; Suite 710
    Los Angeles, CA 90049
    Attention: Ian Schapiro
    Fax: (310) 442-0540

    and

    Oaktree Capital Management, LLC
    333 South Grand Avenue
    Los Angeles, CA 90071
    Attention: Christopher Brothers
    Fax: (213) 830-6395

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    300 South Grand Avenue
    Los Angeles, CA 90071-3144
    Attention: Jeffrey H. Cohen, Esq. Fax: (213) 687-5600

  (b)
  If to the Company:

    InfraSource Incorporated
    500 W. Dutton Mill Road
    Aston, Pennsylvania 19104
    Attention: General Counsel
    Fax: (610) 619-3081

    with a copy to:

    Exelon Business Services Company
    Legal Department
    10 S. Dearborn, 35th Floor
    Chicago, Illinois 60603
    Attention: Associate General Counsel—Corporate and Commercial
    Fax: (312) 394-4462

    with a copy to:

    Morgan, Lewis & Bockius LLP
    1701 Market Street
    Philadelphia, PA 19103

    Attention: Timothy Maxwell, Esq.
    Fax: (215) 963-5299

  (c)
  If to the Parent:

    Exelon Enterprises Company, LLC
    10 S. Dearborn, 37th Floor
    Chicago, Illinois 60603
    Attention: President
    Fax: (312) 394-8814

    with a copy to:

    Exelon Business Services Company
    Legal Department
    10 S. Dearborn, 35th Floor
    Chicago, Illinois 60603
    Attention: Associate General Counsel—Corporate and Commercial
    Fax: (312) 394-4462

        Section 10.4.    Assignment: No Third Party Beneficiaries.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, provided that Holdings may assign this Agreement to a lender pursuant to the financing arrangements contemplated by this Agreement or any subsequent lender; provided further that Holdings may assign this Agreement to an affiliate as long as OCM/GFI Power Opportunities Fund, L.P. (the "Power Fund") and OCM Principal Opportunities Fund II, L.P. (the "Opportunities Fund") remain liable pursuant to Section 10.11 and such assignment shall not operate as a novation of Holdings' obligations hereunder. The affiliates, directors, officers, employees and representatives of the Parent, the Company and Holdings are intended third party beneficiaries of Section 8.1 and Section 8.2 of this Agreement. Nothing else contained in this Agreement is intended to confer upon any person (including any employees) other than the parties hereto and their respective successors and permitted assigns, and rights or remedies hereunder.

        Section 10.5.    Governing Law.    This Agreement and all other agreements executed pursuant to the terms of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. The Company, the Parent and Holdings hereby agree and consent to be subject to the exclusive jurisdiction of the Chancery Court of Delaware, and in the absence of such jurisdiction, the United States District Court for the District of Delaware, and, in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any Delaware state court sitting in New Castle County and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WANE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO

JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

        Section 10.6.    Counterparts.    This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        Section 10.7.    Severability.    If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other portion hereof or thereof.

        Section 10.8.    Headings; Interpretation.

          (a)   The headings of the various Articles and Sections of this Agreement have been inserted for the purpose of convenience of reference only, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

          (b)   When reference is made in this Agreement to an Article or Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. Whenever the words "included", "includes" or "including" (or any other tense or variation of the word "include") are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the auxiliary verbs "will" and "shall" are mandatory, and the auxiliary verb "may" is permissive (and, by extension, is probative when used negatively, as a denial of permission). All accounting terms used but not otherwise defined in this Agreement shall have the meanings determined by GAAP. The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any document or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

          (c)   As used herein, "knowledge of the Company" shall mean the actual knowledge after due inquiry of any of the following individuals: Dave Helwig, Terry Montgomery, George Gilmore, Paul Dailey, Henry Jackson, Steve Reiten and Larry Coleman.

        Section 10.9.    Entire Agreement.    This Agreement, including the documents and instruments referred to herein or contemplated hereby, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and any subsequent correspondence of the parties.

        Section 10.10.    Non-Acquired Subsidiaries.    Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor Exelon Corporation shall have any liability under this Agreement with respect to any Non-Acquired Subsidiary other than with respect to (i) the indemnity obligations set forth in Article IX and Sections 8.1(d) and (f) or (ii) the provisions of this Agreement specifically relating to the Non-Acquired Subsidiaries.

        Section 10.11.    Public Announcements.    Notwithstanding anything herein or in any document related hereto to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction.

        Section 10.12.    Joinder of the Power Fund and the Opportunities Fund.    The Power Fund and the Opportunities Fund each hereby joins in this Agreement solely for the purposes of guaranteeing, and each hereby severally guarantees, one-half of the payment of obligations of Holdings and Merger Sub prior to and at the Closing.

        Section 10.13.    Joinder of Exelon Corporation.    Exelon Corporation hereby joins in this Agreement solely for the purposes of guaranteeing, and hereby guarantees the payment of (i) the Parent's indemnification obligations pursuant to this Agreement, (ii) the Parent's and the Company's obligations to pay all fees and expenses (including the Termination Fee) owed to Holdings under Section 7.2 and (iii) the Parent's obligations to pay the Payment under Section 9.12.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

DEARBORN HOLDINGS CORPORATION
By:	/s/ IAN SCHAPIRO Name: Ian Schapiro Title: President
DEARBORN MERGER SUB, INC.
By:	/s/ IAN SCHAPIRO Name: Ian Schapiro Title: President
INFRASOURCE, INCORPORATED
By:	/s/ GEORGE H. GILMORE, JR. Name: George H. Gilmore, Jr. Title: Chairman and Chief Executive Officer
EXELON ENTERPRISES COMPANY, LLC
By:	/s/ GEORGE H. GILMORE, JR. Name: George H. Gilmore, Jr. Title: Chairman and Chief Executive Officer

Solely for the purposes of Section 10.11:
OCM/GFI POWER OPPORTUNITIES FUND, L.P.
By:	/s/ IAN SCHAPIRO Name: Ian Schapiro, as Title: Principal of GFI Energy Ventures, LLC. Co-general partner
OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.
By:	/s/ CHRISTOPHER S. BROTHERS Name: Christopher S. Brothers Title: Managing Director
By:	/s/ MICHAEL P. HARMON Name: Michael P. Harmon Title: Senior Vice President

Solely for the purposes of Section 10.12:
EXELON CORPORATION
By:	/s/ GEORGE H. GILMORE, JR. Name: George H. Gilmore, Jr. Title: Chairman and Chief Executive Officer

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TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PARENT
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS
ARTICLE V CERTAIN COVENANTS
ARTICLE VI CONDITIONS
ARTICLE VII TERMINATION AND ABANDONMENT
ARTICLE VIII INDEMNIFICATION
ARTICLE IX TAX MATTERS
ARTICLE X MISCELLANEOUS